Exhibit 99.2

To Shareholders in the United States

The exchange offer or business combination referred to in this document is made for the securities of a foreign company. The offer is subjected to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its offices and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

[Translation]

Securities identification code: 3838
June 8, 2011
To All
Shareholders AQ Interactive Inc.
4-12-6 Higashi-Shinagawa,
Shinagawa-ku, Tokyo

Representative Director
Shuichi Motoda

Notice of Convocation of the 12th Ordinary Shareholders Meeting

We would like to express our appreciation for your loyal support.

We would also like to take this opportunity to express our deepest sympathies to all the victims of the Great East Japan Earthquake.

Please be advised that the 12th Ordinary Shareholders Meeting will be held as follows and you are cordially invited to attend the meeting.

Please note that if you are unable to attend the meeting, you may exercise your voting rights in writing. Please review the reference documents below, indicate on the enclosed voting card whether you are voting for or against the proposals, and return the card so that it reaches us no later than 7:00 p.m. on Wednesday, June 22, 2011.

1. Date and Time: 0:00 p.m., Thursday June 23, 2011

2. Place:  3rd Floor Rainbow Terrace, Hotel Nikko Tokyo
       1-9-1 Daiba, Minato-ku, Tokyo
       Please note that the venue is different
       from last year. See the map below.

3. Purpose

Reports
1. Business report and consolidated financial statements for the 12th Business Term (from April 1, 2010 to March 31, 2011), and audit reports on the consolidated financial statements from the accounting auditor and the board of statutory auditors.

2. Financial Statements for the 12th Business Term (from April 1, 2010 to March 31, 2011).

Resolutions
Proposal 1: Approval of the Merger Agreement among the Company Marvelous Entertainment Inc. and Liveware Inc.

Proposal 2: Appointment of five (5) Directors.

End

When you attend the meeting, please submit the enclosed voting card at the reception desk.

Please note that if any revisions are made to the reference documents, business report, financial statements, or consolidated financial statements, the revisions will be posted on our website (http://www.aqi.co.jp/).

Business Report
[	From April 1, 2010 To March 31, 2011	]

I. Current Status of the Corporate Group

1.	Status of Businesses for the Fiscal Year under Review

(1)	The progress and results of the business

In the consolidated fiscal year under review, the Japanese economy at one point showed signs of a recovery, as the global economy showed modest improvement and domestic policies took effect.  But due chiefly to the impact of the continued strength of the yen and surging crude oil prices, the outlook remained uncertain. Further, the March 11 Great East Japan Earthquake was a disaster of unprecedented proportions, with an enormous tsunami and a nuclear plant accident, and the supply of goods, production activities, and consumer consumption have all been impacted. With continued stagnation in economic activities expected from the electricity shortage, the situation will remain unpredictable.  Meanwhile, there was no direct impact from this disaster on the Group.

　For the entertainment industry, to which the Group belongs, the environment remains harsh, given the diversification of entertainment, changing consumer tastes and a decrease in the number of children.  However, in the network content field, online games enjoyed through social network services grew popular, leading to market expansion.  In the consumer game field, there are hopes for an expanded market, following the February 26 release by Nintendo Co., Ltd. of Nintendo 3DS, a handheld game console that lets users enjoy 3-D images with their naked eye, and the scheduled year-end debut of NGP (code name), a next-generation portable entertainment system from Sony Computer Entertainment, Inc.  Meanwhile, the situation in the amusement field remained harsh, with arcade center operators showing little appetite for investment.

　Amid these conditions, the Group’s network content business saw the browser game Browser Kingdom stay strong, driving overall revenue. In the consumer game business, given the severe market environment for our sales department, the Group focused on capturing development outsourcing agreements from leading domestic publishers and implemented an internal reorganization with the aim of enhancing business efficiency, achieving improved revenues as a result.  In the amusement business, the Company concentrated on retaining the utilization rate for Pokemon Battrio, a mainstay product.

　As a result of the foregoing, in the consolidated fiscal year under review, sales amounted to 7,239 million yen (an increase of 0.6% from the previous consolidated fiscal year), operating profit totaled 1,070 million yen (an increase of 1738.8% from the previous consolidated fiscal year), pretax profit amounted to 1,041 million yen (an increase of 1540.6% from the previous consolidated fiscal year), and net profit came to 537 million yen (an increase of 819.2% from the previous consolidated fiscal year); accordingly the Company was able to achieve record sales and profit.

　An overview of individual business departments will be given.

　In the network content business department, while Browser Kingdom, a browser game launched in the previous consolidated fiscal year, saw stabilization in the number of active users, but the operational strategy of adding sales items and game elements in a timely manner had positive effects, and charges per member increased significantly, making a large contribution to earnings.  On the other hand, Derby Master, which was launched last July, failed to generate as much income as expected, despite efforts to increase the number of users.

As a result of the foregoing, the network content business achieved dramatic growth, with sales amounting to 3,255 million yen (an increase of 271.8% from the previous consolidated fiscal year) and operating profit totaling 1,677 million yen (an increase of 416.1% from the previous consolidated fiscal year).

　With respect to own sales in the consumer game business department, subsidiary XSEED JKS, Inc. marketed three titles in North America, but because there were no domestic releases of new titles, sales amounted to 508 million yen (a decrease of 49.0% from the previous consolidated fiscal year).  As for outsourcing work in the consumer game business department, efforts were made to capture new outsourcing contracts, but because launches of new titles by domestic leading publishers continued to trend down, sales totaled 1,948 million yen (a decrease of 36.3% from the previous fiscal consolidated year).

As a result of the foregoing, the consumer game business generated 2,457 million yen in sales (a decrease of 39.4% from the previous fiscal consolidated year) and recorded an operating loss of 115 million yen (in the previous fiscal consolidated year, a 132 million yen operating loss was recorded).

With respect to own sales in the amusement business department, marketing continued for the Pokemon Battrio children’s amusement machine, the Cubemall small claw-crane game, and the Minnade Derby medal game; as a result of these efforts, sales amounted to 1,056 million yen (a decrease of 34.4% from the previous fiscal consolidated year).  As for outsourcing work in the amusement business department, with the development and delivery of software for entertainment machines of Microcabin Corporation, sales amounted to 470 million yen (a decrease of 28.1% from the previous fiscal consolidated year).

As a result of the foregoing, in the amusement business, sales amounted to 1,526 million yen (a decrease of 32.6% from the previous fiscal consolidated year) and operating profit totaled 182 million yen (a decrease of 51.3% from the previous fiscal consolidated year). As for subsidiary Microcabin Corporation, 85.0% of its outstanding shares were transferred to Fields Corporation as of January 14, 2011.

(2)	Capital Investment

During the consolidated fiscal year under review, our Corporate Group carried out capital investment totaling 185 million yen.

A rough breakdown is as follows.

Network Content Business
Intangible fixed assets: software network content development costs:
 116 million yen

Consumer Game Business
Tangible fixed assets: tools, furniture and fixtures, development equipment purchase: 　　　　　　21 million yen
Intangible fixed assets:                                                                                                                                         4 million yen (software (software for internal use))
Amusement Business
Intangible fixed assets: software arcade game development costs:                                                              38 million yen

(3) Raising of capital

No applicable data.

(4) Business transfers, absorption-type splits or new splits

No applicable data.

(5) Acquisition of businesses from other companies

No applicable data.

(6) Succession to rights and duties concerning businesses of other corporations due to absorption-type mergers or absorption-type splits

No applicable data.

(7) Acquisition or disposal of shares, other equities or share warrants of other companies

　The Company transferred 85.0% of the outstanding shares of Microcabin Corporation (headquarters: Yokkaichi, Mie Prefecture), a wholly-owned subsidiary, to Fields Corporation as of January 14, 2011.  As a result, Microcabin Corporation is no longer a consolidated subsidiary.

(8) Issues to be addressed

(1)  Maximum focus on the Network Content Business

Recognizing that the online game market is the fastest-growth field, the Company intends to strengthen planning and development of network games that anticipate changes in user needs and games for mobile handset users, and increase our game offerings at an early date.  Moreover, the Company will seek to establish Browser Kingdom, which was a best-seller, as a recognized classic and further expand sales channels.

(2)  Improvement of technology development capabilities

The Company plans to enhance software development technologies that maximize hardware characteristics and are one-source, multi-platform-compatible, and to step up hiring of talented engineers and producers and strengthen developer training system to further improve software development capabilities.

(3)  Original content production

The Company will secure a revenue foundation through outsourcing work, and on this foundation, pursue production of original content compatible with any platform, with the aim of efficient expansion of the corporate size. By producing original content for the global market, the Company will also seek to acquire secondary income from derivative works and the like.

(4) Selection and concentration in the Amusement Business

The Company plans to maintain high utilization rates for the children’s amusement machine Pokemon Battrio, a collaboration with Tomy Co., Ltd. (business succeeded by T-Arts as of April 1, 2011), as well as carry out product development with a view toward selecting and concentrating on earnings-oriented businesses.

(5) Strengthening of overseas operations

Given that the size of the overseas market far exceeds that of the domestic one, the Company will establish a development framework that enables us to secure technological capabilities and product appeal that are suitable for the overseas market with respect to both outsourcing work and original content production, and step up overseas operations.

2. Changes in Assets and Financial Results
(1) Status of assets and financial results of the Group

Term Item		9th Term (Fiscal year ended March 31, 2008)	10th Term (Fiscal year ended March 31, 2009)	11th Term (Fiscal year ended March 31, 2010)	12th Term (Fiscal year under review) (Fiscal year ended March 31, 2011)
Sales	(1,000 yen)	5,666,773	6,180,306	7,197,867	7,239,453
Recurring profit	(1,000 yen)	759,119	13,597	63,453	1,041,040
Net income (loss)	(1,000 yen)	517,556	(468,736)	58,503	537,773
Net income per share (loss)	(yen)	10,109.90	(8,625.05)	1,076.48	9,872.84
Total assets	(1,000 yen)	7,748,543	7,779,439	7,780,810	8,235,029
Net assets	(1,000 yen)	7,011,630	6,416,540	6,424,591	6,878,239
Net assets per share	(yen)	127,737.45	117,115.79	118,061.49	126,194.64
Notes:
1.	Sales does not include consumption taxes and the like.
2.	Net income per share is computed using the average number of shares during the term.
(2)	Status of assets and financial results of the Company
Term Item		9th Term (Fiscal year ended March 31, 2008)	10th Term (Fiscal year ended March 31, 2009)	11th Term (Fiscal year ended March 31, 2010)	12th Term (Fiscal year under review) (Fiscal year ended March 31, 2011)
Sales revenue	(1,000 yen)	2,259,500	3,131,575	4,052,040	6,356,697
Recurring profit	(1,000 yen)	270,053	(22,881)	515,297	1,331,479
Net income (loss)	(1,000 yen)	286,739	(339,979)	542,628	651,201
Net income per share (denotes loss)	(yen)	5,601.14	(6,255.83)	9,984.53	11,955.24
Total assets	(1,000 yen)	6,650,302	6,241,658	7,028,644	8,191,637
Net assets	(1,000 yen)	6,276,184	5,827,513	6,370,742	6,947,559
Net assets per share	(yen)	115,485.68	107,229.86	117,204.04	127,466.46

Notes:
1.	Sales does not include consumption taxes and the like.

2.	Net income per share is computed using the average number of shares during the term.

3. Material Parent Companies and Subsidiaries

(1) Material parent companies
　No applicable data.
(2) Material subsidiaries

Name	Stated capital (million yen)	The Company’s voting ratio (%)	Principal businesses
Artoon K.K.	50	100.0	Game software planning, development and production
Cavia Inc.	50	100.0	Game software planning, development and production
FeelPlus K.K.	44	100.0	Game software planning, development and production
Link Think Inc.	115	100.0	Network content planning, development and production
XSEED JKS, Inc.	US$1,320 thousand	90.0	Game software sales, market research

Note:	Microcabin Corporation has been excluded from the Company’s subsidiaries following the January 14, 20011 assignment of 85.0% of its outstanding shares to Fields Corporation.

4. Principal Businesses (as of March 31, 2011)

Segment	Major products, businesses
Network Content Business	Planning, development, distribution and operation of online games, browser games, games for mobile devices and other network content
Consumer Game Business	Planning, development and sales of videogames for households
Amusement Business	Planning, development, manufacture and sales of commercial videogame machines and other entertainment machines

5. Principal Offices of the Group (as of March 31, 2011)

Company	Location
The Company	Head office (Shinagawa-ku, Tokyo)
Artoon K.K.	Head office (Shinagawa-ku, Tokyo)
Cavia Inc.	Head office (Shinagawa-ku, Tokyo)
Feel Plus K.K.	Head office (Shinagawa-ku, Tokyo)
Link Think Inc.	Head office (Shinagawa-ku, Tokyo)
XSEED JKS, Inc.	Head office (Torrance, California, U.S.A.)

6. Employees (as of March 31, 2011)

(1) Employees of the Group

Segment	Number of employees	Change from the end of Previous Term
Network Content Business	31 (4)	Decrease of 9 (decrease of 8)
Consumer Game Business	218 (22)	Decrease of 61 (increase of 14)
Amusement Business	5 (1)	Decrease of 46 (decrease of 23)
Company (company-wide)	34 (10)	Increase of 11 (increase of 7)
Total	288 (37)	Decrease of 105 (decrease of 10)

Notes:

1.
The number of employees indicates the number of company employees, and the number of temporary employees (including those seconded to the Group, part-timers, temporary staff from staffing agencies), which is not included in the number of employees, is indicated in the parentheses.

2.
The number of employees decreased by 105 from the previous term.  The main reasons were implementation of a voluntary retirement program for managerial rationalization and the removal of Microcabin Corporation from the Group.

3.
The number of employees in the Amusement Business decreased by 46 from the previous term.  The main reasons were the assignment of Microcabin Corporation shares during the consolidated fiscal year under review and the removal of Microcabin Corporation from the Group.

(2) Employees of the Company

Number of employees	Change from previous term	Average age	Average years of service
276 (37)	Decrease of 58 (increase of 16)	33.8	5.0

Notes: 1.
The number of employees indicates the number of company workers, and the number of temporary employees (including those seconded to the company, part-timers, temporary staff from staffing agencies), which is not included in the number of employees, at the end of the term is indicated in parenthesis.

2.	Computation of the average age and the average years of service excludes persons seconded to the company.

3.	The number of employees decreased by 58 from the previous term. The main reason was implementation of a voluntary retirement program for managerial rationalization.

7. Principal Lender (as of March 31, 2011)

Lender	Outstanding loan balance (1,000 yen)
UNION Bank	74,835

8. Other Material Matters concerning the Status of our Corporate Group

(1) The Company approved at an April 28, 2011 Board of Directors meeting the implementation of an absorption-type merger with Artoon K.K., Cavia Inc. and Feel Plus K.K. for further enhancement of efficiency of the Group’s management, and entered into a merger agreement as of April 28, 2011. An overview of the merger is as follows.

(1) Scheduled merger date (effective date): August 1, 2011

(2) Merger method: Absorption-type merger (simple merger) that having the Company as the surviving company; Artoon K.K., Cavia Inc. and Feel Plus K.K. will dissolve.

(3) Status after merger: No change will be made to the trade name, businesses, location of the head office, representative, capital or the fiscal term.  Because the merger will be carried out with the Company’s wholly owned consolidated subsidiaries, there will be no impact on the consolidated results.

(2) The Company approved at a May 10, 2011 Board of Directors meeting the implementation of a merger with Marvelous Entertainment Inc. and Liveware Inc., and entered into a merger agreement as of May 10, 2011. A resolution concerning approval of the merger agreement will be presented to the Company’s 12th Ordinary Shareholders Meeting slated for June 23, 2011.

II. Shares of the Company (as of March 31, 2011)

1. Total number of authorized shares:  160,000 shares

2. Total number of outstanding shares: 54,505 shares (increase of 149 shares from the end of the previous term)

3. Number of shareholders: 2,499 (increase of 618 from the end of the previous term)

4. Top 11 Major Shareholders

Shareholder	Number of Shares Held	Voting Ratio (%)
Hayao Nakayama	11,654	21.4
Amuse Capital K.K.	7,800	14.3
Yoji Ishii	2,700	5.0
Deutsche Bank AG London PB Non-treaty Clients 613	2,343	4.3
Morgan Stanley and Co. International PLC	2,198	4.0
Japan Trustee Services Bank, Ltd (trust account)	1,601	2.9
Mizuho Trust & Banking Co., Ltd. Securities Management Trust 0700018	1,350	2.5
HSBC Fund Services Clients Account 500 P	1,069	2.0
Trust & Custody Services Bank, Ltd. (pension account)	1,039	1.9
Nippon Television Network Corporation	1,000	1.8
Tohokushinsha Film Corporation	1,000	1.8

5. Other Material Matters concerning Shares
　No applicable data.

III. Share Warrants of the Company

1. Share warrants issued as consideration for the execution of duties that were held by the Company’s officers as of the last day of the consolidated fiscal year under review
　　No applicable data.

2. Share warrants issued to the Company’s employees, and officers and employees of the subsidiaries during consolidated fiscal year under review as consideration for execution of duties
　　No applicable data.

3. Other material matters concerning share warrants
　　No applicable data.

IV. Officers

1. Directors and Corporate Auditors (as of March 31, 2011)

Position	Name	Responsibility and Material Concurrent Positions
Representative Director	Shuichi Motoda	Software Business Department Manager, Management Planning Manager
Director	Masamichi Someno	Finance Department Manager
Director	Koichi Yamanaka	Representative Director and Chairman, Medical Servant K.K.
Director	Shunichi Nakamura	Executive Director, Amuse Capital, Inc. Director, Liveware Inc. Outside Director, ONE-UP K.K. Outside Director, Delphi Sound K.K.
Director	Seiichiro Horii	Managing Director, Tohokushinsha Film Corporation Outside Director, Whitebox Inc. Outside Auditor, TFC Plus Corp.
Standing Statutory Auditor	Hideaki Hirabayashi
Corporate Auditor	Iwao Nishi
Corporate Auditor	Akira Saito

Notes:	1.	Director Shunichi Nakamura become Representative Director and President of Amuse Capital, Inc., on April 1, 2011.

2.
Director Seiichiro Horii previously served as an outside director at Lift K.K. but resigned from the position as of June 15, 2010.  He also previously served as an outside director at Hakuhodo Kettle Inc. but resigned from the position as of March 30, 2011.

3.
Corporate Auditor Mitsuhiro Kitabatake became the Representative Director and Vice Chairman of Universal Entertainment K.K. as of June 25, 2010, having been an outside director there; as of September 30, 2010, he resigned from his position as corporate auditor of the Company.

4.
As Mr. Mitsuhiro Kitabatake resigned from the position of corporate auditor as of September 30, 2010, Mr. Akira Saito, who previously was a substitute auditor, was appointed as corporate auditor that day.

5.	Directors Koichi Yamanaka, Shunichi Nakamura and Seiichiro Horii are outside directors as stipulated by Article 2, Item 15 of the Companies Act.

6.	Corporate Auditors Iwao Nishi and Akira Saito are outside corporate auditors as stipulated by Article 2, Item 16 of the Companies Act.

7.	The Company has designated Director Koichi Yamanaka as an independent officer under the regulations of the Tokyo Stock Exchange, and has filed the designation with the exchange.

8.
Corporate Auditor Iwao Nishi engaged in accounting and finance work in the amusement industry for many years before serving as a full-time corporate auditor, and possesses a significant amount of knowledge concerning finance and accounting.

2. Remuneration Paid to Directors and Corporate Auditors
Category	Director		Corporate Auditor		Total
	Number of payees	Amount paid	Number of payees	Amount paid	Number of payees	Amount paid
		￥1,000		￥1,000		￥1,000
Remuneration	9	40,702	6	8,825	15	49,527

Notes:1.	The total amount of remuneration for the directors does not include the employee portion of salary for employees who also serve as directors.

2.	The total amount of remuneration for the directors includes 5,000,000 yen in respect of the allowance for officer bonuses for the fiscal year under review.

3.	The following total compensation amounts of directors and corporate auditors in a given fiscal year were approved at the seventh ordinary shareholders meeting, which was held June 30, 2007.

Directors
Up to 120 million yen
Auditors
Up to 30 million yen

3.	Appointment or Dismissal of Directors or Corporate Auditors

Auditor Mitsuhiro Kitabatake resigned as of September 30, 2010.

4.     Matters concerning Outside Directors

(1) Material concurrent positions of outside directors

Category	Name	Company where Concurrent Position is Held	Title
Director	Koichi Yamanaka	Medical Servant K.K.	Representative Director and Chairman
Director	Shunichi Nakamura	Amuse Capital, Inc. Liveware Inc. ONE-UP K.K. Delfi Sound Inc.	Executive Director Director Outside Director Outside Director
Director	Seiichiro Hori	Tohokushinsha Film Corporation Whitebox Inc. TFC Plus K.K.	Managing Director Outside Director Outside Director
Corporate Auditor	Iwao Nishi
Corporate Auditor	Akira Saito
Corporate Auditor	Mitsuhiro Kitahata	Universal Entertainment K.K.	Representative Director Vice Chairman

Notes:	1.	There is no particular relationship between the Company and Medical Servant K.K.,where Director Koichi Yamanaka holds a concurrent position.
2.
Amuse Capital Inc., where Director Shunichi Nakamura holds a concurrent position, is a major shareholder of the Company.  The top shareholder of Liveware Inc. and ONE-UP K.K. is the top shareholder of the Company, and the Company has a transactional relationship with ONE-UP K.K. with respect to network content business outsourcing and the like.  There is a transactional relationship between Delfi Sound Inc. and the Company with respect to game music production outsourcing.  Effective as of April 1, 2011, Mr. Nakamura became the Representative Director and President of Amuse Capital K.K..

3.
Tohokushinsha Film Corporation, where Director Seiichiro Hori holds a concurrent position, is a major shareholder of the Company.  Whitebox Inc. and TFC Plus K.K. are subsidiaries of Tohokushinsha Film Corporation.

4.	There is no special relationship between Universal Entertainment K.K., where Corporate Auditor Mitsuhiro Kitahata also worked (resigned as of September 30, 2010), and the Company.

(2) Major activities of outside officers

Category	Name	Main Activities
Director	Koichi Yamanaka
Attended all 17 Board of Directors meetings convened during the consolidated fiscal year under review; made comments based on experience and knowledge he possesses as a corporate manager of several companies.

Director	Shunichi Nakamura
Attended all 17 Board of Directors meetings convened during the consolidated fiscal year under review; made comments based on experience and knowledge obtained through involvement in corporate management in the entertainment industry.

Director	Seiichiro Hori
Attended all 14 Board of Directors meetings convened during the consolidated fiscal year under review after assuming position on June 23, 2010; made comments based on experience and knowledge obtained through involvement in corporate management in the video industry.

Corporate Auditor	Iwao Nishi
Attended 13 of the 14 Board of Directors meetings convened during the consolidated fiscal year under review after assuming position on June 23, 2010, and attended nine of the 10 corporate auditor meetings; made comments based on experience and knowledge obtained through many years of accounting and finance work and audit work in the amusement industry.

Corporate Auditor	Akira Saito
Attended all nine Board of Directors meetings convened during the consolidated fiscal year under review after assuming position on September 30, 2010, and attended all six corporate auditor meetings; made comments based on experience and knowledge obtained through a broad array of businesses at a comprehensive trading company.

Corporate Auditor	Mitsuhiro Kitabatake
Attended six of eight Board of Directors meetings convened during the consolidated fiscal year under review prior to his September 30, 2010 resignation, and attended five of six corporate auditor meetings; made comments based on experience and knowledge obtained through involvement in corporate management at a comprehensive trading company and others.

(3) Matters concerning agreements limiting officer liability
　The Company has not entered into agreements limiting officer liability stipulated by Article 423, Paragraph 1 of the Companies Act with the outside directors or outside corporate auditors.
(4) Number of outside officers and aggregate amount of remuneration paid to them

Number	Aggregate remuneration	Remuneration from subsidiaries
9	7,323 thousand yen	－

V. Financial Auditor

1. Name of Financial Auditor
KPMG Azsa LLC

2. Compensation Paid to Financial Auditor

Payment
Compensation paid to the financial auditor for the consolidated fiscal year under review	￥38,000 thousand
Sum of monies or other property interests that the Company and its subsidiaries are to pay the financial auditor	￥44,500 thousand

Note:
The audit agreement between the Company and the Financial Auditor does not distinguish between the amount of audit compensation for an audit pursuant to the Companies Act and an audit pursuant to the Financial Instruments and Exchange Act, and in practice they are indistinguishable.  Therefore the sum of these amounts is listed as compensation paid to the financial auditor for the consolidated fiscal year under review.

3. Contents of Non-Auditing Activities

　In considering a merger with Marvelous Entertainment Inc. and Liveware Inc., the Company entrusted due diligence work regarding the other parties to the financial auditor and paid compensation for such work.

4. Policies for Decision-making on Dismissal or Non-reappointment of Financial Auditor

　The Board of Auditors would dismiss the Financial Auditor, upon unanimous consent of the board, if it is judged that any of the matters specified in the items of Paragraph 1, Article 340 of the Companies Act applies to the Financial Auditor.

　The Board of Directors, upon consent or request of the Board of Auditors, would present to a shareholders meeting a resolution for dismissal of the Financial Auditor if it is judged that the one of the foregoing matters applies to the Financial Auditor falls, or a resolution for non-reappointment of the Financial Auditor if it is judged that the Financial Auditor needs to be changed in light of the Financial Auditor’s execution of its duties or the Company’s audit structures or the like.

VI. Company Structures and Policies

1. Structures for Ensuring Appropriate Business Conduct

The following is an overview of the structures the Board of Directors has adopted to ensure that the Company’s operations are performed in an appropriate manner.

(1) Structure to ensure that duties of Directors and employees are executed in conformity with applicable laws or regulations and the articles of incorporation

　Initiatives are taken to clarify responsibilities of Directors and employees, ensure appropriate exercise of authority, and ensure that violations and fraud are prevented and do not recur.  Through educational programs, develop awareness among Directors and employees regarding compliance with laws and regulations.

(2) Structure for preservation and management of information pertaining to execution of Directors’ duties

　Documents (including electromagnetic records) concerning execution of duties of Directors and employees shall be handled in a manner stipulated by the Board of Directors.  Internal rules concerning document management shall be established to clarify how preparation, preservation and disposal of documents are to be carried out.

(3) Regulations and other systems for management of risk of loss

　To comprehensively and appropriately recognize and assess risk of loss that could have a material impact on business, a basic management structure for business risks and other individual risks will be established pursuant to risk management regulations.  Moreover, group organizations will be operated flexibly to facilitate response to amendments of law and other rapid changes in the business environment.

(4) Structure to ensure that Directors’ duties are executed effectively

　Under an independent profitability system for projects, budget and other managerial control systems will be operated effectively.  With respect to material matters that may affect all companies in our Corporate Group, a management meeting consisting of Directors and Corporate Auditors as well as representatives from major subsidiaries will convene to share information and carry out multidimensional discussions.

(5) Structure for ensuring appropriate management structure in our Corporate Group

　A control environment will be organized for our Corporate Group n the areas of human resources, funds and information control.  In accordance with the philosophy of the basic policy for construction of internal control systems, provide training and other necessary instructions to the Directors and employees of group companies.  The Company will request involvement in decision-making for material matters relating to control of affiliate companies.  The Company’s internal audit department will perform internal audits of subsidiaries to ensure appropriate business conduct at the subsidiaries.

(6) Structures for reports to the Corporate Auditors

　A structure will be organized whereby the Directors and employees can report quickly to the board of Corporate Auditors matters stipulated by statute and matters that are likely to have a material impact on the Company and the group companies, the progress of internal audits and material internal communications.  The Corporate Auditors will attend meetings they consider important, view decision-making forms and other material documents relating to business execution and ask the Directors and employees for explanations.

(7) Structure to ensure that Corporate Auditors’ audits are performed effectively

　During audits by the Corporate Auditors, the Directors and employees will report on the status of operations and disclose material relating to their duties.  When necessary, the Corporate Auditors will consult with the Financial Auditor, attorneys or other experts and propose significant improvement strategies to the Board of Directors.  If the Corporate Auditors require employees to help with their duties, the Directors and employees shall hold discussions with the Corporate Auditors in selecting such employees, taking into consideration the expertise and independence required in audit work.

2. Decision-making on distribution of surplus

　The Company is aware of its decision-making policy on distribution of surplus as a material management issue.  If the group generates results as planned, the Company plans to pay dividends, while also using the profits as investment capital for contributing to future income and strengthening its financial health and management base for new operations.

　The Articles of Incorporation stipulate that the Board of Directors is the organ that makes decisions on the Company’s distribution of surplus.  Considering comprehensively the Group’s business endeavors in the next and subsequent fiscal years, and with the aim of remunerating shareholders for their support, the Board of Directors has approved the payment of 3,700 yen per share, or a total of 201,668 thousand yen, as the year-end dividend for the consolidated fiscal year under review.

3. Basic policy concerning control of a kabushiki kaisha

　The Company does not have in place any specific measures to thwart takeover attempts at this point.  The Company will continue to pay constant attention to transactions of its shares and, if it detects large purchases of shares, it will consider whether they are in line with the enterprise value and the collective interest of the shareholders, and take appropriate measures.

VII. Other Material Items for the Company

　No applicable data.

Consolidated Balance Sheet
(As of March 31, 2011)
(Thousand Yen)
Assets		Liabilities
Item	Amount	Item	Amount
Current assets	7,231,851	Current liabilities	1,320,909
Cash and deposits	3,401,475	Accounts payable-trade	245,630
Notes and accounts receivable-trade	1,133,640	Other accounts payable	251,577
Marketable securities	1,831,058	Short-term loans payable	74,835
Merchandise and finished products	42,131	Income taxes, etc., payable	457,862
Work-in-process	506,501	Consumption tax, etc., payable	137,402
Raw materials and supplies	1,628	Reserve for bonuses	22,269
Deferred tax assets	204,241	Reserve for officers’ bonuses	5,000
Prepaid expenses	55,537	Reserve for sales discounts	8,693
Consumption tax, etc., receivable	48,911	Deferred tax liabilities	3
Other current assets	88,677	Other current liabilities	117,635
Allowance for doubtful accounts	(81,953)	Non-current liabilities	35,881
Non-current assets	1,003,178	Deferred tax liabilities	267
Tangible non-current assets	216,826	Asset removal obligations	35,613
Buildings and structures	118,047	Total liabilities	1,356,790
Tools, furniture and fixtures	98,779	Net assets
Intangible non-current assets	166,559	Shareholders’ equity	6,907,618
Software	94,252	Capital stock	3,200,571
Software in progress	71,848	Capital surplus	2,874,426
Other	458	Retained earnings	832,621
Investments and other assets	619,791	Other accumulated comprehensive income	(29,379)
Investment securities	461,346	Unrealized gains and losses on other securities	(1,420)
Deferred tax assets	4,498	Foreign currency translation adjustment	(27,958)
Security deposits and guarantee deposits	153,873	Total net assets	6,878,239
Long-term prepaid expenses	73
Quasi-bankruptcy claims, etc.	17,004
Allowance for doubtful accounts	(17,004)

Total assets	8,235,029	Total liabilities and net assets	8,235,029

Consolidated Statement of Income
(April 1, 2010 to March 31, 2011)
(Thousand Yen)
Item	Amount
Net sales		7,239,453
Cost of sales		3,595,185
Gross profit		3,644,267
Selling, general and administrative expenses		2,573,521
Operating income		1,070,746
Non-operating income
Interest income	5,221
Interest on securities	11,374
Dividend income	182
Other	9,623	26,402
Non-operating expenses
Interest expense	3,198
Foreign exchange loss	45,070
Loss on valuation of securities	2,885
Loss on lease cancellations	4,952	56,107
Ordinary income		1,041,040
Extraordinary income
Gain on sales of fixed assets	3,131
Gain on sales of shares in affiliated companies	236,624
Gain on sales of investment securities	1,395
Reversal of reserve for doubtful accounts	600	241,751
Extraordinary losses
Loss on sales of fixed assets	541
Loss on retirement of fixed assets	444
Loss from development termination	157,892
Amortization of goodwill	34,375
Special retirement payments	66,889
Effect of application of Accounting Standard for Asset Retirement Obligations	3,414	263,557
Income before tax and minority interests		1,019,233
Income taxes, inhabitant taxes and business taxes	471,444
Adjustments to Income taxes, etc.	20,221	491,666
Income before minority interests		527,567
Minority interests in income		(10,206)
Net income		537,773

Consolidated Statement of Changes in Shareholders’ Equity
(April 1, 2010 to March 31, 2011)
(Thousand Yen)
	Shareholders’ Equity
	Stated Capital	Capital surplus	Retained earnings	Total shareholders’ equity
Balance as of March 31, 2010	3,196,101	2,869,956	372,094	6,438,151
Changes during the consolidated fiscal year
Issuance of new shares	4,470	4,470		8,940
Dividends from surplus			(81,534)	(81,534)
Net income			537,773	537,773
Changes during the consolidated fiscal year in scope of consolidation			4,287	4,287
Changes during the consolidated fiscal year in items other than shareholders’ equity (net)	－	－	－	－
Total changes during the consolidated fiscal year	4,470	4,470	460,527	469,467
Balance as of March 31, 2011	3,200,571	2,874,426	832,621	6,907,618

	Other accumulated comprehensive income			Minority interests	Total net assets
	Other unrealized gains and losses on securities	Foreign currency translation adjustments	Total other accumulated comprehensive income
Balance as of March 31, 2010	(2,612)	(18,188)	(20,801)	7,241	6,424,591
Changes during the consolidated fiscal year
Issuance of new shares			－		8,940
Dividends from surplus			－		(81,534)
Net income			－		537,773
Changes in scope of consolidation			－		4,287
Changes in items other than shareholders’ equity (net)	1,191	(9,770)	(8,578)	(7,241)	(15,819)
Total changes during the consolidated fiscal year	1,191	(9,770)	(8,578)	(7,241)	453,647
Balance as of March 31, 2011	(1,420)	(27,958)	(29,379)	－	6,878,239

Notes to Consolidated Financial Statements
1.	Significant items relating to basis of presentation of consolidated financial statements
(1) Scope of consolidation
Number of consolidated subsidiaries and names of consolidated subsidiaries
Number of consolidated subsidiaries	5
Names of consolidated subsidiaries	K.K. Artoon
Cavia Inc.
Feelplus K.K.
XSEED JKS, Inc.
Linkthink Inc.
(2) Changes in scope of consolidation and in scope of application of equity method accounting
Changes in scope of consolidation
During the consolidated fiscal year as a result of the sale by the Company on January 14, 2011, of some shares it held in Microcabin Corp., which at the time of the sale was a consolidated subsidiary of the Company, the Company’s ownership ratio in that company decreased and Microcabin Corp. is no longer included among consolidated subsidiaries.

(3) Fiscal years of consolidated subsidiaries The reporting dates of all consolidated subsidiaries are the same as that of the Company.

(4) Accounting standards
① Valuation standards and methods for material assets
(a) Valuation standards and methods for securities
Other securities
With market value
Market value method based on the market price at the end of consolidated fiscal year (All valuation gains and losses are treated as a component of net assets, with the cost of securities sold calculated according to the moving average method.)

Without market value	Cost method based on the moving average method
(b) Valuation standards and methods for inventories
Merchandise and finished products	Cost method determined by the first-in, first-out method
(Balance sheet amounts are recognized based on the method of reducing book value when the contribution of inventories to profitability declines.）
Goods in process	Cost method based on the identified cost method
(Balance sheet amounts are recognized based on the method of reducing book value when the contribution of inventories to profitability declines.)
Raw materials and supplies	Cost method determined by the first-in, first-out method
(Balance sheet amounts are recognized based on the method of reducing book value when the contribution of inventories to profitability declines.)

② Method of depreciation of material depreciable assets
(a) Tangible fixed assets (excluding lease assets)
　The Company and its consolidated subsidiaries in Japan adopt the declining balance method of depreciation. Consolidated subsidiaries outside of Japan use the straight line method in accordance with the accounting standards of the countries in which they are located.

　However, the Company and its consolidated subsidiaries in Japan use the straight line method for buildings (excluding ancillary facilities) acquired since April 1, 1998.
　Primary service lives are as follows.

Buildings and structures	3-50 years
Vehicles and transportation equipment	2-6 years
Tools, furniture and fixtures	2-15 years
However, petty sum depreciable assets having an acquisition cost between 100,000 yen and less than 200,000 yen are depreciated uniformly over a three-year period.
(b) Intangible fixed assets (excluding lease assets)
Software used by the Company	The Company has adopted the straight line method based on an estimated in-house working life of 5 years for the software it uses.
However, petty sum depreciable assets having an acquisition cost between 100,000 yen and less than 200,000 yen are depreciated uniformly over a three-year period.
Software for sale	The depreciable amount based on the estimated sales profit or the depreciable amount based on the residual period of the software (2 years), whichever is the larger, is recognized.
(c) Lease assets
Lease assets arising from finance lease transactions not involving transfer of ownership
Depreciation is calculated using the straight line method based on the assumption that useful life is equal to the term of the lease and the residual value is zero.
However finance lease transactions not involving the transfer of ownership commencing on or before March 31, 2008, are accounted for based on the method applicable to ordinary rental transactions.
③ Accounting standards for material allowance/reserves
(a)Reserve for doubtful accounts
In order to provide for losses from uncollectable receivables, for general receivables an estimated uncollectable amount is recognized based on the historical percentage of uncollectables; for specific receivables for which there is concern regarding collectability an estimated amount based on considering individually the possibility of collection is recognized.

(b) Reserve for bonuses	In order to provide for payment of employee bonuses, the amount estimated to be payable for the consolidated fiscal year under review is recognized.
(c) Reserve for officers bonuses	In order to provide for payment of officers’ bonuses, the amount estimated to be payable for the consolidated fiscal year under review is recognized.
(d) Reserve for sales discounts
In order to provide for sales discounts, the future possibility of which is foreseen in the course of the sale of products at the consolidated subsidiary, XSEED JKS, Inc., the estimated amount is reserved.

④ Accounting standards for material earnings and expenses
Standards for recognizing construction revenue and cost of completed work
(a) The portion of software development completed by the end of the consolidated fiscal year under review the result of which is considered to be certain.
Percentage of completion basis (Estimation of percentage of completion of software development using the cost-to-cost method）
(b) Other software development
Completed contract method
⑤ Standard for translation of material foreign currency denominated assets and liabilities into Japanese yen
　Foreign currency denominated assets and liabilities are translated into Japanese yen based on the spot foreign exchange rate on the consolidated reporting date and translation gains or losses are treated as profit or loss. The assets and liabilities of overseas subsidiaries, etc., are translated into Japanese yen based on the spot foreign exchange rate on the consolidated reporting date and translation gains or losses are recognized as a component of foreign currency translation adjustment and minority interests under Net Assets.

⑥ Significant hedge accounting methods
(a) Hedge accounting method
The deferred hedge method is used. When the requirements for exceptional accounting are met for foreign exchange fluctuation risk hedges, exceptional accounting is used.
(b) Hedging instruments and hedged items
The hedging instruments and hedged items to which hedge accounting was applied in this fiscal year are as listed below.
・Hedging instruments Foreign exchange forward transactions
・Hedged items Foreign currency denominated receivables
(c) Hedging policy
Primarily foreign exchange fluctuation risk is hedged in accordance with the Company’s internal rules, “Risk Management Rules” and “Risk Management Standards.”
(d) Method of evaluating the effectiveness of hedges
　During the period from the commencement of the hedge until the time of the evaluation of its effectiveness, the aggregate market fluctuations of the hedged items and the hedging instruments are compared and effectiveness is judged.

⑦ Other significant items in the preparation of the consolidated financial statements
Accounting for consumption tax, etc.	The tax-exclusion method is used to account for national and local consumption taxes.
(5) Items relating to the amortization of goodwill and negative goodwill
Goodwill is amortized uniformly over a 5-year period.

(6) Significant changes to accounting policies for consolidated financial statements
Application of the Accounting Standard for Asset Retirement Obligations
　Starting from the consolidated fiscal year under review the “Accounting Standard for Asset Removal Obligations” (Accounting Standards Board of Japan Statement No. 18 released March 31, 2008, and the “Implementation Guidance for the Accounting Standard for Asset Removal Obligations” (Implementation Guidance No. 21 of the Accounting Standards Board of Japan released March 31, 2008) have been implemented.

As a result, operating income and ordinary income were both reduced by 5.844 million yen and net income was reduced by 9.259 million yen.
(7) Changes in method of presentation
 (Consolidated Balance Sheet and Statement of Changes in Shareholders’ Equity)
　In accordance with the revision of the Ordinance on Company Accounting, starting from the consolidated fiscal year under review, valuation and translation adjustments, etc., on the Consolidated Balance Sheet and Consolidated Statement of Changes in Shareholders’ Equity are presented as a component of “total other accumulated comprehensive income.”
（Consolidated Statement of Income）
　Commencing from the consolidated fiscal year under review, pursuant to “Accounting Standard for Consolidated Financial Statements” (Accounting Standards Board of Japan Statement No. 22 released December 26, 2008), the “Ministerial Ordinance Revising Parts of the Ordinance for Enforcement of the Companies Act and the Ordinance on Company Accounting” (Ordinance of Ministry of Justice No. 7 of 2009 released March 27, 2009) is put into effect and a new line item, “Income before Minority Interests in Income,” is presented.

2.	Notes to the Consolidated Balance Sheet
Accumulated depreciation on tangible fixed assets	738.169 million yen

3.	Notes to the Consolidated Statement of Income
The amount of amortization of goodwill as presented in the Consolidated Statement of Income is recognized in accordance with the rules found in “Article 32 of the ‘Practical Guidelines for Capital Consolidation Procedures for Consolidated Financial Statements’” (Japanese Institute of Certified Public Accountants Accounting System Committee Report No. 7 issued March 29, 2007).

4.	Notes to the Consolidated Statement of Changes in Shareholders’ Equity
(1) Items concerning the total number of issued shares
Type of shares	No. of shares at the end of the prior consolidated fiscal year	No. of shares increased during the consolidated fiscal year under review	No. of shares decreased during the consolidated fiscal year under review	No. of shares at the end of the consolidated fiscal year under review	Notes
Common shares	54,356	149	－	54,505	－
（Notes）The increase in issued shares during the consolidated fiscal year under review of 149 shares was due to the exercise of share warrants.
(2) Matters relating to dividends from surplus
① Amount of dividend payments, etc.
Matters relating to the dividend pursuant to resolution of the meeting of Board of Directors held on May 12, 2010
・Total dividend amount	81.534 million yen
・Dividend per share	1,500 yen
・Record date	March 31, 2010
・Effective date	June 24, 2010
・Record date
② Dividends for which the record date falls in the consolidated fiscal year under review and for which the effective date falls in the following consolidated fiscal year
Matters relating to the dividend pursuant to resolution of the meeting of Board of Directors held on May 10, 2011
・Total dividend amount	201.668 million yen
・Dividend per share	3,700 yen
・Record date	March 31, 2011
・Effective date	June 24, 2011

(3) Items relating to share warrants outstanding at the end of the consolidated fiscal year under review

Item	Under resolution of meeting of Board of Directors held October 27, 2005	Under resolution of meeting of Board of Directors held April 27, 2006
Type of shares under stock warrants	Common shares	Common shares
Number of under stock warrants	50	220
Balance of share warrants issued	50	220
（Note）Stock warrants for which the exercise period has expired are not included.
5．Notes to financial instruments
(1) Matters relating to the status of financial instruments
 ① Policy in regard to use of financial instruments
In its funds management, the Group invests only in short-term deposits, etc. The Group obtains funds by means of borrowing from banks and other financial institutions.
②	Financial instruments and their risks
Notes and accounts receivable-trade are subject to customer credit risks. Those which are denominated in foreign currencies are also subject to foreign exchange fluctuation risk.
Marketable securities and investment securities are in the main securities carrying   redemption dates and shares of companies with which there is a business relationship. They are exposed to market price volatility risk.
Accounts payable-trade and other accounts payable are almost all payable within one month.  Those which are denominated in foreign currencies are also subject to exchange fluctuation risk.
Borrowing is primarily for working capital purposes.
Derivatives transactions are foreign exchange forward contracts for the purpose of hedging foreign exchange fluctuation risks of foreign currency denominated trade receivables and payables. In regard to hedging instruments and hedged items relating to hedge accounting, hedging  method, method of evaluating the effectiveness of hedges, etc., please refer to the section “Significant hedge accounting methods”  above.
③	Risk management system for financial instruments
(a) Credit risk (risk relating to customers’ non-fulfillment of contracts, etc.) management
In regard to trade receivables each business division of the Company monitors the condition of important customers on a regular basis and manages due dates and balances outstanding by individual customers and strives to quickly identify instances where they may be concerned about collectability due to a deterioration of financial condition, etc., in order to reduce potential risks.
Because the Group invests only in high rated bonds pursuant to internal rules on funds management, credit risk on securities having a redemption date is minimal.
When using derivatives transactions, transactions are carried out only with financial institutions having high ratings.
(b) Market risk (foreign exchange rate and interest rate fluctuation risks) management
The Company regularly monitors market prices and the financial condition, etc., of issuers (customer businesses, which are the issuers) in regard to marketable securities and investment securities; in regard to securities, which do not carry a redemption date, the Company continually reviews its holdings taking into account the relationship with the customer businesses, which are the issuers.
The Accounting Division carries out derivatives transactions with the approval of the authorizing manager in accordance with the Company’s “Risk Management Rules” and “Risk Management Standards” and provides reports to the Management Committee.
(c) Management of liquidity risk (risk of not being able to make payments when due) in respect to funds procurement
The Company manages its liquidity risk by means of the Accounting Department preparing and updating a funds plan based on reports received from each unit and maintaining liquidity in hand.
(2) Matters relating to the fair market values of financial Instruments.
The consolidated balance sheet amount, the fair market value and the difference between the two as of March 31, 2011 are as follows.

			(Thousand Yen)
	Consolidated balance sheet amount	Fair market value	Difference
(1) Cash and deposits	3,401,475	3,401,475	－
(2) Notes and accounts receivable-trade	1,133,640
Allowance for doubtful accounts	(81,953)
Balance	1,051,687	1,051,687	－
(3) Consumption tax, etc., receivable	48,911	48,911	－
(4) Marketable securities and investment securities
Other securities	2,196,386	2,196,386	－
(5) Security deposits and guarantee deposits	153,873	151,460	(2,413)
(6) Quasi-bankruptcy claims, etc.	17,004
Allowance for doubtful accounts	(17,004)
Balance	－	－	－
Assets total	6,852,334	6,849,921	(2,413)
(1) Accounts payable-trade	245,630	245,630	－
(2) Other accounts payable	251,577	251,577	－
(3) Short-term loans payable	74,835	74,835	－
(4) Income taxes, etc., payable	457,862	457,862	－
(5) Consumption tax, etc., payable	137,402	137,402	－
Liabilities total	1,167,306	1,167,306	－

Note 1．Matters relating to the method of calculating the fair market value of financial instruments and to securities

Assets
(1) Cash and deposits, (2) Notes and accounts payable-trade and (3) Consumption tax, etc., receivable
As they are settled in a short period and their market values are nearly identical to their book values, the book values are used.
(4)   Marketable securities and investment securities
For the fair market price of stocks the prices on stock exchanges are used; for bonds the price posted by the exchanges or by relationship financial institutions are used.
(5)   Security deposits and guarantee deposits
The fair market value of these is their present value calculated by discounting their future cash flow using the interest rate on government bonds or other appropriate indicator.
(6)   Quasi-bankruptcy claims, etc.
Because the estimated doubtful amount of quasi-bankruptcy claims has been computed based on the uncollectible amount as estimated individually for each claim, the fair market value of the quasi-bankruptcy claims is approximately the balance obtained by subtracting the current estimated doubtful amount from the balance sheet amount as of the consolidated reporting date and therefore this is the amount that is used.
     Liabilities
(1) Accounts payable-trade, (2) Other accounts payable, (3) Short-term loans payable, (4) Income taxes, etc., payable and (5) Consumption tax, etc., payable
As they are settled in a short period and their market values are nearly identical to their book values, the book values are used.
Note 2.   Unlisted shares (balance sheet amount of 96.018 million yen), for which there is no market value and it is considered very difficult to obtain a fair market value, are not included in (4) Marketable securities and investment securities.
Note 3.   Scheduled redemption dates of financial instruments subsequent to the consolidated financial statements reporting date are as follows.

	Less than 1 year	More than 1 year up to 5 years	More than 5 years up to 10 years	Over 10 years
(1) Cash and deposits	3,401,475	－	－	－
(2) Notes and accounts receivable-trade	1,133,640	－	－	－
Allowance for doubtful accounts	(81,953)	－	－	－
Balance	1,051,687	－	－	－
(3) Consumption tax, etc., receivable	48,911	－	－	－
(4) Marketable securities and investment securities
Other securities	1,831,058	66,817	198,802	99,708
(5) Security deposits and guarantee deposits	640	153,233	－	－
Assets total	6,333,773	220,050	198,802	99,708
(Note)	Because the collection schedule cannot be reasonably predicted, quasi-bankruptcy claims are not included above.
6．Notes to Real Estate for Rent, etc.
N.A.

7.	Notes to Disclosed Special Purpose Companies
N.A.

8.	Notes to Per-Share Information
Net assets per share	126,194.64 yen
Net income per share	9,872.84 yen

9．Notes to Significant Subsequent Events
(Conclusion of a merger agreement with Marvelous Entertainment Inc. and Liveware Inc.)
  　　　At the meeting of its board of directors held on May 10, 2011, the Company resolved, subject to the approval of the regular general meeting of shareholders of each of the companies, to implement an absorption-type merger (the “Merger”) having an effective date of October 1, 2011 (tentative), whereby Marvelous Entertainment Inc. (“Marvelous”) would be the continuing company and the Company and Liveware Inc. (“Liveware”) would become extinguished companies, and concluded a merger agreement (the “Merger Agreement”) in respect to the Merger.
　　　The purpose of the Merger and an overview of the Merger are given below.
(1) Purpose of the Merger, names of partners in the Merger, method of the Merger, name of the post-merger company and the date of the Merger
① Purpose of the Merger

　　　As a result of the explosion of SNS users and the growth in smartphone sales, an environment is rapidly taking shape in which entertainment content can be enjoyed from any type of internet device. Due to this change in the market environment, varied approaches are being sought in response to the challenges confronting businesses as to what type of entertainment to provide and how.

　　　Marvelous, the Company and Liveware, the three parties to the Merger, have each until now pursued individual business strategies.  However, the SNS wave has taken the world by storm; new types of terminal devices like smartphones and tablets have come out in quick succession; and the framework of communications itself on a global basis is being quickly transformed. Viewing the current point in time as the threshold of a revolution in communications as an unprecedented growth opportunity, the Company reached the conclusion that implementing a business consolidation through this Merger with the common objective of “Aiming to be the Content Provider Which Will Amaze the World” represents the optimum choice to make for increasing enterprise value.

　　　Establishing by means of this Merger “multi-content, multi-device” as the new company’s business domain, a powerful valuation will be generated through coverage of entertainment content from upstream through downstream.  The Merger will make possible greater capacity for acquiring content rights, increased diversity of game, music, video and other content, stronger in-house production, more effective utilization of an immense customer base and multi-device, multi-platform compatibility. Another reason for the Merger is that by consolidating overlapping business segments, for example the browser game segment and the consumer game segment, and concentrating management resources, it should be possible to immediately raise enterprise value.

② Names of partners in the merger
Corporate name	Marvelous Entertainment Inc. Liveware Inc.

③ Method of merger and name of the post-merger company
Absorption-type merger with Marvelous being the continuing company and the Company and Liveware dissolving.At the regular general meeting of shareholders of Marvelous scheduled to be held on June 23, 2011, a “Partial Amendment of the Articles of Incorporation” will be approved and with the effectiveness of the Merger as a condition precedent, the corporate name will be changed to Marvelous AQL as of October 1, 2011.
④ Date of the Merger
October 1, 2011 (tentative)
(2) Type of shares to be issued and merger ratios, the methods of analysis and the number of shares expected to be distributed.
　　①　Type of shares and merger ratios
　　　　Type of shares:   Common shares
　　　　Merger ratios
Company	Marvelous (Surviving company)	The Company (Extinguishing company)	Liveware (Extinguishing company)
Merger ratios	１	７	6.2
　　②　Methods of analysis of merger ratios
 In order to ensure the fairness and appropriateness of the merger ratios used in the Merger, Marvelous employed Nomura Securities Co., Ltd. and the Company employed Daiwa Securities Capital Markets, Co., Ltd. respectively as third-party financial institutions to conduct certain analyses with regard to the merger ratio and obtained their resulting written reports. Liveware did not employ a third party to perform any analysis on the merger ratio.
The three companies took as reference the results of the analyses of the abovementioned merger ratio and comprehensively considered such factors as the financial condition of the subject companies, the condition of their assets, the companies’ future prospects, etc. Upon carefully and exhaustively discussing the merger ratios, the three companies ultimately reached agreement on the appropriateness of the above merger ratios.
　　③　Number of shares expected to be distributed　　Common shares: 412,411
In the Merger, no allocation of shares will be made in respect to the 20 treasury shares held by Liveware.

　(3)　Overview of the three companies to the merger（as of March 31, 2011）
	Marvelous (Surviving company)	The Company (Extinguishing company)	Liveware (Extinguishing company)
Name	Marvelous Entertainment Inc.	AQ INTERACTIVE INC.	Liveware Inc.
Business	Planning, production and sale of music and video; planning, production and sale of home games and online games; theatrical entertainment business, etc.	Planning, development and sale of entertainment content	Planning, production and operation of mobile phone content

10.	Other notes
N.A.

※  Amounts shown have been rounded down to the nearest unit.

Balance Sheet
(As of March 31, 2011)
(Thousand Yen)
Assets		Liabilities
Item	Amount	Item	Amount
Current assets	6,809,867	Current liabilities	1,208,464
Cash and deposits	3,213,083	Accounts payable-trade	246,875
Notes receivable-trade	19,158	Accounts payable-other	228,471
Accounts receivable-trade	918,083	Accrued expenses	27,964
Marketable securities	1,739,248	Income taxes, etc., payable	456,635
Merchandise and finished products	28,606	Consumption tax, etc., payable	133,558
Work-in-process	506,142	Advances received	75,751
Raw materials and supplies	1,628	Deposit received	10,635
Advance payments	37,947	Reserve for bonuses	22,269
Prepaid expenses	53,993	Reserve for officers’ bonuses	5,000
Deferred tax assets	204,241	Other	1,303
Short-term loans	36,000	Non-current liabilities	35,613
Accounts receivable-other	50,365	Asset removal obligations	35,613
Other	1,610	Total liabilities	1,244,077
Allowance for doubtful accounts	(244)	Net assets
Non-current assets	1,381,769	Shareholders’ equity	6,949,350
Tangible non-current assets	215,137	Capital stock	3,200,571
Buildings	118,046	Capital surplus	2,798,414
Tools, furniture and fixtures	97,091	Capital reserve	2,798,414
Intangible non-current assets	176,520	Retained earnings	950,365
Telephone subscription rights	458	Other retained earnings	950,365
Software	103,130	Retained earnings carried forward	950,365
Software in progress	72,931	Valuation and translation adjustments, etc.	(1,791)
Investments and other assets	990,111	Unrealized losses on other securities	(1,791)
Investment securities	394,528
Shares of affiliated companies	406,795
Security deposits	153,233	Total net assets	6,947,559
Deferred tax assets	35,480
Long-term prepaid expenses	73
Total assets	8,191,637	Total liabilities and net assets	8,191,637

Statement of Income
(	April 1, 2010 to March 31, 2011)
(Thousand Yen)
Item	Amount
Net sales		6,356,697
Cost of sales		3,075,032
Gross profit		3,281,665
Selling, general and administrative expenses		2,132,503
Operating income		1,149,161
Non-operating income
Interest income	5,946
Interest on securities	8,059
Dividend income	159,965
Outsourcing services fees	10,950
Other	2,608	187,530
Non-operating expenses
Interest expense	151
Foreign exchange loss	108
Loss on lease cancellations	4,952	5,212
Ordinary income		1,331,479
Extraordinary income
Gain on sales of non-current assets	3,131
Gain on sales of shares in affiliated companies	212,326
Gain on sales of investment securities	1,395
Reversal of allowance for doubtful accounts	600	217,452
Extraordinary losses
Loss on sales of non-current assets	541
Loss on development termination	162,985
Loss on valuation of shares in affiliated companies	227,516
Special retirement payments	66,889
Effect of application of Accounting Standard for Asset Retirement Obligations	3,414	461,347
Income before taxes		1,087,584
Income taxes, inhabitant taxes and business taxes	469,861
Adjustments to Income taxes, etc.	(33,478)	436,383
Net income		651,201

Statement of Changes in Shareholders’ Equity
(	April 1, 2010 to March 31, 2011)
(Thousand Yen)
	Shareholders’ Equity
	Stated capital	Capital surplus		Retained earnings		Total shareholders’ equity
		Capital reserves	Total capital surplus	Other retained earnings	Total retained earnings
				Retained earnings carried forward
Balance as of March 31, 2010	3,196,101	2,793,944	2,793,944	380,697	380,697	6,370,742
Changes during the fiscal year
Issuance of new shares	4,470	4,470	4,470		－	8,940
Dividends from surplus			－	(81,534)	(81,534)	(81,534)
Net income			－	651,201	651,201	651,201
Changes during the fiscal year in items other than shareholders’ equity (net)	－	－	－	－	－	－
Total changes during the fiscal year	4,470	4,470	4,470	569,667	569,667	578,607
Balance as of March 31, 2011	3,200,571	2,798,414	2,798,414	950,365	950,365	6,949,350

	Valuation and translation adjustments, etc.		Total net assets
	Unrealized gains and losses on other securities	Total valuation and translation adjustments, etc.
Balance as of March 31, 2010	－	－	6,370,742
Changes during the fiscal year
Issuance of new shares		－	8,940
Dividends from surplus		－	(81,534)
Net income		－	651,201
Changes during the fiscal year in items other than shareholders’ equity (net)	(1,791)	(1,791)	(1,791)
Total changes during the fiscal year	(1,791)	(1,791)	576,816
Balance as of March 31, 2011	(1,791)	(1,791)	6,947,559

Notes to Financial Statements
1. Matters relating to significant accounting policies
(1) Valuation standards and methods for assets
① Valuation standards and methods for securities
(a) Shares in affiliates	Cost method based on the moving average method
(b) Other securities
・With market value
Market value method based on the market price at the end of consolidated fiscal year (All valuation gains and losses are treated as a component of net assets, with the cost of securities sold calculated according to the moving average method.)

・Without market value	Cost method based on the moving average method
② Valuation standards and methods for inventories
Merchandise and finished products	Cost method determined by the first-in, first-out method
(Balance sheet amounts are recognized based on the method of reducing book value when the contribution of inventories to profitability declines.)
Goods in process	Cost method based on the identified cost method
(Balance sheet amounts are recognized based on the method of reducing book value when the contribution of inventories to profitability declines.)
Raw materials and supplies	Cost method determined by the first-in, first-out method
(Balance sheet amounts are recognized based on the method of reducing book value when the contribution of inventories to profitability declines.)

(2) Method of depreciation of depreciable assets
① Tangible non-current assets (excluding lease assets)
The Company uses the declining balance method of depreciable.
However, the Company uses the straight line method for buildings (excluding ancillary facilities) acquired since April 1, 1998.
Primary service lives are as follows.
Buildings 3-15 years
Structures 3-15 years
Vehicles and transportation equipment 2-6 years
Tools, furniture and fixtures 2-15 years
However, petty sum depreciable assets having an acquisition cost between 100,000 yen and less than 200,000 yen are depreciated uniformly over a three-year period.
② Intangible non-current assets (excluding lease assets)
Software used by the Company	The Company has adopted the straight line method based on an estimated in-house working life of 5 years for the software it uses.
However, petty sum depreciable assets having an acquisition cost between 100,000 yen and less than 200,000 yen are depreciated uniformly over a three-year period.
Software for sale	The depreciable amount based on the estimated sales profit or the depreciable amount based on the residual period of the software (2 years), whichever is the larger, is recognized.

③ Lease assets
Lease assets arising from finance lease transactions not involving transfer of ownership
Depreciation is calculated using the straight line method based on the assumption that useful life is equal to the term of the lease and the residual value is zero.
However finance lease transactions not involving the transfer of ownership commencing on or before March 31, 2008, are accounted for based on the method applicable to ordinary rental transactions.
(3) Standard for translation of material foreign currency denominated assets and liabilities into Japanese yen
　Foreign currency denominated assets and liabilities are translated into Japanese yen based on the spot foreign exchange rate on the consolidated reporting date and translation gains or losses are treated as profit or loss.

(4) Accounting standards for reserves
Reserve for doubtful accounts
In order to provide for losses from uncollectable receivables, for general receivables an estimated uncollectable amount is recognized based on the historical percentage of uncollectables; for specific receivables for which there is concern regarding collectability an estimated amount based on considering individually the possibility of collection is recognized.

Reserve for bonuses	In order to provide for payment of employee bonuses, the amount estimated to be payable for the fiscal year under review is recognized.
Reserve for officer bonuses	In order to provide for payment of officers’ bonuses, the amount estimated to be payable for the fiscal year under review is recognized.
(5) Accounting standards for earnings and expenses
Standards for recognizing construction revenue and cost of completed work
① The portion of software development completed by the end of the fiscal year under review, the result of which is considered to be certain
Percentage of completion basis (Estimation of percentage of completion of software development using the cost-to-cost method)
② Other software development
Completed contract method
(6) Hedge accounting methods
① Hedge accounting method
The deferred hedge method is used. When the requirements for exceptional accounting are met for foreign exchange fluctuation risk hedges, exceptional accounting is used.

② Hedging instruments and hedged items
The hedging instruments and hedged items to which hedge accounting was applied in this fiscal year are as listed below.
・Hedging instruments Foreign exchange forward transactions
・Hedged items Foreign currency denominated receivables
③ Hedging policy
Primarily foreign exchange fluctuation risk is hedged in accordance with the Company’s internal rules, “Risk Management Rules” and “Risk Management Standards.”
④ Method of evaluating the effectiveness of hedges
　During the period from the commencement of the hedge until the time of the evaluation of its effectiveness, the aggregate market fluctuations of the hedged items and the hedging instruments are compared and effectiveness is judged.

(7) Other significant items in the preparation of the financial statements
Accounting for consumption tax, et	The tax-exclusion method is used to account for national and local consumption taxes.
(8) Significant changes to accounting policies
Application of the Accounting Standard for Asset Retirement Obligations
Starting from the fiscal year under review the “Accounting Standard for Asset Removal Obligations” (Accounting Standards Board of Japan Statement No. 18 released March 31, 2008), and the “Implementation Guidance for the Accounting Standard for Asset Removal Obligations” (Implementation Guidance No. 21 of the Accounting Standards Board of Japan released March 31, 2008) have been implemented.
As a result, operating income and ordinary income were both reduced by 5.844 million yen and net income was reduced by 9.259 million yen.

2. Notes to the Balance Sheet
(1) Accumulated depreciation on tangible fixed assets	714.480 million yen
(2) Affiliate receivables and obligations
Short-term monetary receivables	48.125 million yen
Short-term monetary obligations	7.761 million yen
(3) Guarantee obligations
　The Company guarantees bank loans to affiliates.
XSEED JKS, Inc.	74.835 million yen

3. Notes to the Statement of Income
Transactions with affiliates
① Sales to affiliates	682.592 million yen
② Purchases from affiliates	128.498 million yen
③ Transactions with affiliates other than business transactions	173.546 million yen

4. Notes to the Statement of Changes in Shareholders’ Equity
Type and number of own shares in the fiscal year under review
Common stock －shares

5. Notes Relating to Deferred Tax Assets
(1) Breakdown of major causes of deferred tax assets
Deferred tax assets
Accrued business tax	40.472 million yen
Raw material valuation loss	3.901 million yen
Unpaid office tax	2.683 million yen
Goods in process valuation loss	133.935 million yen
Goods valuation loss	1.433 million yen
Bonus reserves	9.130 million yen
Settlement bonus	12.526 million yen
Asset removal obligations	14.601 million yen
Unpaid statutory welfare expenses	1.353 million yen
Foreign corporation tax	2.896 million yen
Excess depreciation	14.244 million yen
Securities impairment loss	1.244 million yen
Affiliate shares impairment loss	121.940 million yen
Reserve for doubtful accounts	0.1 million yen
Deferred tax assets subtotal	360.466 million yen
Valuation allowance	(109.938 million yen)
Deferred tax assets total	250.528 million yen
Deferred tax liabilities
Asset removal obligations	10.805 million yen
Deferred tax liabilities total	10.805 million yen
Net amount of deferred tax assets	239.722 million yen

(2) Breakdown of the major causes for the difference between the statutory effective tax rate and the rate for income and other taxes after application of tax effect accounting.

　　　Due to the difference between the statutory effective tax rate and the rate for income and other taxes after application of tax effect accounting is less than 5% of the statutory tax rate, these notes are omitted.

6. Notes concerning Transactions with Related Parties
(1) Subsidiary and affiliates
Attribute	Name	Capital or equity interest (thousand yen)	Business activities or position	Ownership of Voting Rights (%) (% held)	Relationship		Transactions	Transaction Amounts (thousand yen)	Item	End-of-term balance (thousand yen)
					Concurrent officers etc.	Business relationship
Subsidiary	Cavia Inc.	50,000	Planning and development of computer game software	(Direct ownership) 100%	One officer	Entrustment game software development of the Company	Loan of funds	150,000	－	－
							Repayment of loans	150,000	－	－
							Payment of interest (see note 1)	151	－	－
Subsidiary	XSEED JKS, Inc.	100,620	Sale and marketing of computer game software	(Direct ownership) 90%	One officer	Sales agent of the Company in North America	Guarantee of liabilities (see note 2)	74,835	－	－
Subsidiary	K.K. Feelplus	44,950	Planning and development of computer game software	(Direct ownership) 100%	One officer	Entrustment game software development of the Company	Repayment of loan	220,200	Short-term loans	36,000
							Receipt of interest (see note 1)	1,892	Accrued receivables	308
 (2) Officers and Individual Principal Shareholders
Attribute	Name	Capital or equity interest(thousand yen)	Business activities	Ownership of Voting Rights (%)	Relationship		Transactions	Transaction Amounts (thousand yen)	Item	End-of-term balance (thousand yen)
					Concurrent officers etc.	Business relationship
Companies of which individual principal shareholders own a majority of voting rights	ONE-UP Inc. (see note 6)	200,000	Online game creation and production	－	One officer	Entrustment of network content development, maintenance, and operation	Outsourcing of network content development	108,525	Accounts payable	10,710
									Advances	24,822
							Development royalties for network content development	297,266	Accounts payable	69,244
							Network contents maintenance and operating costs (see note 5)	70,800	Accrued payables	17,220
Individual principal shareholders and their closely-related parties	Haruki Nakayama (see note 7)	－	Representative director and president, Marvelous Entertainment, Inc.	－	－	Entrusting game software development	Entrusting of game software development (see note 3)	48,233	Accounts receivable	50,645
							Joint development costs (see note 8)	31,012	－	－

Transaction conditions and policy for deciding transaction conditions
 Notes:    1.     The interest charged on the above loaned funds and the interest paid on the above borrowed funds were reasonably decided in light of market rates; the terms are one year or less, with lump-sum payment at maturity. No collateral is accepted or provided.
2.	The Company guarantees loans from banks. The Company does not receive guarantee fees.
3.	Regarding game software development and network content development, transaction conditions were decided in the same manner as with general transaction partners, with reference to market prices.
4.	For the above network content development royalties, transaction conditions were decided in the same manner as with general transaction partners, with reference to market prices.
5.
The above network content maintenance and operating expenses were decided in the same manner as with general transaction partners, with reference to the number of persons secured for handling online game failures and the operating and development response in conjunction therewith.

6.	This is a company for which Mr. Hayao Nakayama, a principal shareholder of the Company, directly owns 82.5% of the voting rights.
7.	Mr. Haruki Nakayama is a close relative of Mr. Hayao Nakayama, a principal shareholder of the Company.
8.	With respect to the bearing of joint development costs, pursuant to a joint business agreement, the Company receives a certain development subsidy with respect to development expenses.
9.	Of the above amounts, consumption taxes are not included in the transaction amounts, but are included in the end-of-term balances.

7. Notes Regarding Per-Share Information
(1) Net assets per share	127,466.46 yen
(2) Net profit per share	11,955.24 yen

8. Notes Regarding Significant Subsequent Events
Absorptive Merger of Consolidated Subsidiaries

　　　At its board of directors meeting held April 28, 2011, the Company resolved to undertake an absorptive merger, having August 1, 2011 (planned) as the merger deadline (effective date), whereby three consolidated subsidiaries of the Company—K.K. Artoon, Cavia Inc., and K.K. Feelplus—will be absorbed in a merger (the “Merger”); and on that day the Company entered into a merger agreement for the Merger.

　(1)　Purpose of merger

　　　The Company Group, seeking further efficiencies in group management, decided to carry out an absorptive merger for K.K. Artoon, Cavia Inc. and K.K. Feelplus, which have as their business purpose the planning and development of game software.

　(2)　Overview of merger
　　①　Merger schedule
　　　　・Board of Directors meeting approving Merger Agreement:  April 28, 2011
　　　　・Merger agreement execution date:                                           April 28, 2011
　　　　・Merger deadline (Effective Date):                                              August 1, 2011 (planned)
　　②　Merger method
An absorptive merger will be undertaken, with the Company as the surviving company, and K.K. Artoon, Cavia Inc. and K.K. Feelplus dissolving.
③ Merger ratio and merger subsidies
 Because the Company owns all the shares of K.K. Artoon, Cavia Inc. and K.K. Feelplus, no arrangements have been made for merger ratios. The Merger will involve no issuance of new shares, capital increase or merger subsidies.
　　④　Handling of share warrants of the extinguishing companies
K.K. Artoon, Cavia Inc. and K.K. Feelplus have not issued share warrants or bonds with share warrants.

(3)　Overview of accounting treatment

　　　The Merger will be accounted for as a jointly controlled transaction in accordance with the Accounting Standard for Business Combinations and the Practice Guidelines relating to Accounting Standards for Enterprise Combinations and Business Splits.

　(4) Overview of the Parties to the Merger

	Extinguishing company	Extinguishing company	Extinguishing company
(1) Name	K.K. Artoon	Cavia Inc.	K.K. Feelplus
(2) Main business activities	Planning and development of game software	Planning and development of game software	Planning and development of game software

　　Execution of Merger Agreement between Marvelous Entertainment Inc. and Liveware Inc.

　　　At its Board of Directors meeting held on May 10, 2011, the Company resolved, subject to approval at the regular general shareholders meetings of the relevant companies, to engage in an absorptive merger having October 1, 2011 (planned) as the merger deadline (effective date) and Marvelous Entertainment Inc. (“Marvelous”) as the surviving company and the Company and Liveware Inc. (“Liveware”) as the extinguishing companies, and entered into a merger agreement concerning this merger (the “Merger Agreement”).

　　　The purpose and overview of the merger are as follows.
(1)　Purpose of merger, name of merger counterparty, merger method, name of company after merger, merger deadline
① Purpose of merger

　　　In conjunction with the growth in users of social networking services (SNS) and increase in smartphones sold, the online environment is rapidly shifting to one where entertainment content can be enjoyed using any number of devices. In such a changing market environment, a diverse range of approaches is needed to address the managerial issue of “what kind of entertainment content to provide in what kind of way.”

　　　Marvelous, Liveware and the Company have heretofore each carried out its own business strategy. However, as the SNS wave sweeps across the globe, and smartphones, tablet PCs and other new devices are rapidly appearing one after another, the very mechanism of communication is changing tremendously. The three companies believe that the present time, at the start of this new era of communication, represents an unprecedented opportunity for growth, and in order to increase enterprise value, and under the common goal of “becoming a content provider that amazes the world,” they came to the conclusion that a managerial consolidation through merger represented the best option.

　　　By virtue of the Merger, a robust value chain in the “multi-content, multi-business domain” will be created, covering both the upstream and downstream of entertainment content. The result of this will be greater content right acquisition capability, greater content diversification (including games, music, video and live entertainment), more in-house production of content, effective utilization of a large customer base, and the ability to create games for a diverse range of devices and platforms. Furthermore, by consolidating duplicative business areas—such as browser games and consumer games—managerial resources can be better concentrated, and enterprise value will increase immediately. For these reasons the Merger was decided.

② Name of merger counterparties
Trade names:	Marvelous Entertainment Inc.
Liveware Inc.
③ Merger method, name of company after merger
The Merger will be an absorptive merger having Marvelous as the surviving company; the Company and Liveware will dissolve.

　　　Subject to approval at the Marvelous ordinary shareholders meeting to be held on June 23, 2011, of the proposal to amend its articles of incorporation and to the coming-into-effect of the Merger, on October 1, 2011, Marvelous will change its trade name to K.K. Marvelous AQL.

④ Merger deadline
October 1, 2011 (planned)
　(2)　Type of shares to be issued, merger ratios, merger ratio analysis methods, and number of shares to be delivered
　　①　Type of shares to be issued and merger ratios
　　　　Type of shares: common stock
　　　　Merger ratios
Company	Marvelous (surviving company)	The Company (extinguishing company)	Liveware (extinguishing company)
Merger ratio	1	7	6.2
　　②　Merger ratio analysis methods

　　　In order to ensure the fairness and appropriateness of the merger ratios used in the Merger, Marvelous hired Nomura Securities Co., Ltd. and the Company hired Daiwa Securities Capital Markets Co., Ltd. as their respective third-party financial organizations, requested that they perform certain analyses with regard to the merger ratios, and received from them the resulting reports regarding their analyses of the merger ratio. Liveware did not ask a third party organization to analyze the merger ratios.

　　　Referring to these received merger ratio analysis reports, and in comprehensive consideration of such matters as the financial conditions, asset conditions and future prospects of the respective companies, it was determined that the above merger ratios were appropriate, and agreement was reached.

　　③　Number of shares to be delivered: 412,411 shares of common stock
The 20 treasury shares held by Liveware will not be subject to allotment pursuant to this Merger.
　(3) Overview of Parties to the Merger (as of March 31, 2011)
	Marvelous (Surviving company)	The Company (Extinguishing company)	Liveware (Extinguishing company)
(1) Name	Marvelous Entertainment Inc.	AQ Interactive Inc.	Liveware Inc.
(2) Main business activities	Planning, production and releasing of music videos, planning, development and releasing of console game software and online games, and theater entertainment performances, etc.	Planning, development and sale of entertainment contents	Planning, production and operation of content for mobile phones

9．Other Notes
No applicable data.

*Amounts are rounded down to the nearest million yen.

Report of Independent Auditor
May 23, 2011
To Board of Directors
AQ Interactive Inc.

KPMG AZSA LLC
Designated Audit Partner	Certified Public Accountant	Kenji Kitagawa
Designated Audit Partner	Certified Public Accountant	Hiroyuki Kawai

We have audited the consolidated financial statements comprising the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and related notes of AQ Interactive Inc. (the “Company”) for the consolidated fiscal year from April 1, 2010 to March 31, 2011 in accordance with Article 444, Paragraph 4 of the Companies Act. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit is performed on a test basis and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the Company and its consolidated subsidiaries for the period for which the consolidated financial statements were prepared, in conformity with accounting principles generally accepted in Japan.

Supplemental Information

As set forth in the notes on significant subsequent events, at the Company’s ordinary shareholders meeting held on May 10, 2011, the Company resolved to enter into a merger, effective as of October 1, 2011, with Marvelous Entertainment Inc. as the surviving company and the Company and Liveware Inc. as the extinguishing companies, and executed a Merger Agreement on the same date.

Our firm and its executive officers have no interests in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan

Independent Auditors’ Report
May 23, 2011
To:
Board of Directors
AQ Interactive Inc.

KPMG AZSA LLC
Designated Audit Partner	CPA	Kenji Kitagawa
Designated Audit Partner	CPA	Hiroyuki Kawai

We have audited the financial statements comprising the balance sheet, statement of income, statement of changes in net assets, related notes, and supplementary schedules of AQ Interactive Inc. (the “Company”) for the 12th fiscal year from April 1, 2010 to March 31, 2011 in accordance with Article 436, Paragraph 2, Item (1) of the Companies Act. The financial statements and supplementary schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and supplementary schedules based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the financial statements and supplementary schedules are free of material misstatement. An audit is performed on a test basis and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and supplementary schedules. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of the Company for the period for which the financial statements and supplementary schedules were prepared, in conformity with accounting principles generally accepted in Japan.

Supplemental Information

1.           As described in the significant subsequent events, on April 28, 2011, the Company’s Board of Directors adopted a resolution to carry out an absorption-type merger of its consolidated subsidiaries K.K. Artoon, Cavia Inc, and K.K. Feelplus, and executed a Merger Agreement on the same date.

2.           As set forth in the notes on significant subsequent events, at the Company’s ordinary shareholders meeting held on May 10, 2011, the Company resolved to enter into a merger, effective as of October 1, 2011, with Marvelous Entertainment Inc. as the surviving company and the Company and Liveware Inc. as the extinguishing companies, and executed a Merger Agreement on the same. date.

Our firm and its executive officers have no interests in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Audit Report

The Board of the Corporate Auditors prepared and reported this audit report with regard to the execution of duties of Directors of the Company for the 12th fiscal year from April 1, 2010, to March 31, 2011 as a consensus opinion by all Corporate Auditors, after deliberation, on the basis of the reports prepared by each Corporate Auditor; the Board hereby reports as follows.

1.	Procedures and details of the audits by the Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors established the audit policy, allocation of duties, and other relevant matters, and received reports from each Corporate Auditor regarding the implementation of audits and results thereof, as well as reports from the Directors, other relevant personnel, and the independent auditor regarding the execution of their duties, and sought explanations as necessary.

In accordance with the audit policies, allotment of duties, and other matters stipulated by the Board of Auditors, the Corporate Auditors endeavored to communicate with Directors, the Legal Affairs and Audit Departments and other employees, so as to optimize the environment for information-gathering and audit, attended meetings of the Board of Directors and other important meetings, received reports from directors and employees on the execution of their duties, requested clarifications where needed, and examined important decision-making documents to investigate the status of operations and assets at the head office. Furthermore, the Board of Corporate Auditors received periodic reports from Directors and employees and others regarding Board of Director resolutions regarding the structure for ensuring that the execution of the duties of the Directors conforms to the relevant laws and regulations and the Articles of Incorporation, and other structures stipulated in Article 100, Item 1 and Item 3 of the Enforcement Regulations of the Company Law as measures necessary for ensuring that a kabushiki kaisha’s operations are proper, as well as the structures (internal control system) organized pursuant to such resolutions. Where necessary, we sought explanations and expressed our opinion. For subsidiaries of the Company, we endeavored to communicate and exchange information with, among others, the directors and corporate auditors of the subsidiaries and, where necessary, received business reports from the subsidiaries. In accordance with these methods, we examined the business reports and supplementary schedules for the fiscal year under review.

We also monitored and examined whether or not the independent auditor maintained independence and conducted a proper audit. We received a report from the independent auditor on the status of the performance of duties and, sought explanations as necessary. In addition, we received notice from the independent auditors that the systems for ensuring that duties are executed properly (matters set forth in each item of Article 131 of the Company Accounting Regulations) were established in accordance with the Quality Control Standards Regarding Audits (Business Accounting Council, October 28, 2005), and sought explanations as necessary. In accordance with the above methods, the corporate auditors examined the financial statements (balance sheet, statement of income, statement of changes in net assets, and notes to the financial statements) and the supplementary schedules and the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and notes to the consolidated financial statements) for the fiscal year under review.

2.	Results of audit

(1) Results of audit of business reports and other documents

1.	We confirm that the business reports and supplementary schedules accurately represent the position of the Company in accordance with laws and regulations and the Articles of Incorporation.

2.	We have not found any improper conduct or any material evidence of violations of the law or any Articles of Incorporation in relation to the execution of duties by the directors.

3.
We confirm that the resolutions adopted by the Board of Directors with respect to internal control systems are reasonable. In addition, we have not found any matters that should be noted regarding contents of the business report and the execution of duties by Directors in relation to internal control systems.

(2) Results of audit of financial statements and supplementary schedules

We confirm that the methods used by the Independent Auditor KMPG AZSA LLP, for this audit and the results thereof are reasonable.

(3) Results of audit of consolidated financial statements

We confirm that the methods used by the Independent Auditor KMPG AZSA LLP, for this audit and the results thereof are reasonable.

May 26, 2011

Board of Auditors

AQ Interactive Inc.

Standing Statutory Auditor Hideaki Hirabayashi

Auditor (Outside Auditor) Iwao Nishi

Auditor (Outside Auditor) Akira Saito

Proposed 1: Approval of the merger agreement among the Company, Marvelous Entertainment, Inc. and Liveware, Inc.

The Company, Marvelous Entertainment, Inc. (head office location: 4-12-8 Higashi-Shinagawa, Shinagawa-ku, Tokyo; hereinafter referred to as “Marvelous”) and Liveware, Inc. (head office location: Davinchi Shinjuku 5th Floor, 4-3-17 Shinjuku, Shinjuku-ku, Tokyo; hereinafter referred to as “Liveware”) adopted resolutions at their respective board of directors’ meetings held on May 10, 2011 to enter into a merger agreement (“Merger Agreement”) concerning the merger whereby the Company and Liveware will become acquisition-extinguished companies and Marvelous will become the acquisition-surviving company (the “Merger”) and executed this Merger Agreement on the same day.

Therefore, we request your approval of the Merger Agreement.

The planned effective date of the Merger is October 1, 2011. If this proposal is adopted, the common shares of stock of the Company will be delisted as of September 28, 2011 in accordance with the standards for delisting held by the Tokyo Stock Exchange, on which the shares are currently listed (the final trading date will be September 27, 2011).

1. Reasons for Conducting the Merger

In conjunction with the growth in users of social networking services (SNS) and increase in smartphones sold, an environment is rapidly emerging where entertainment content can be enjoyed using any number of devices. In such a changing market environment, a diverse range of approaches is needed to address the managerial issue of “what kind of entertainment content to provide in what kind of way”.

The Company has high planning and operational knowhow in the browser game field of the network content business, including bringing to market the “Browser Kingdom” which has exceeded two million overall subscribers. In the consumer game business, the Company has advanced technology in game software development for high-performance machines such as Play Station 3 and Xbox 360 and is highly regarded by large publishers for its subcontract-based development. In the amusement business, the Company has developed the “Pokemon Battorio” children’s’ game device which is popular with many children.

At the same time, Marvelous has many popular titles in the consumer game business such as the “Bokujo Monogatari” series, which has exceeded 10 million overall copies sold worldwide, “Rune Factory” and “Valhalla Nights.” Further, Marvelous is energetically developing its business in lines of business the Company does not have, including music videos and stage performances.

In addition, Liveware is leveraging its planning capacity and technological ability to flexibly respond to the emergence of new devices, is engaged in the development of numerous mobile contents including official content for the three major mobile communications service companies. Liveware has gained 2.3 million overall subscribers for “Bokujo Monogatari.”

Marvelous, Liveware and the Company have heretofore each carried out its own business strategy. However, as the SNS wave sweeps across the globe, and smartphones, tablet PCs and other new devices are rapidly appearing one after another, the very mechanism of communication is changing tremendously. The three companies believe that the present time, at the start of this new era of communication, represents an unprecedented opportunity for growth, and in order to increase enterprise value, and under the common goal of “becoming a content provider that amazes the world”, they came to the conclusion that a managerial consolidation through merger represented the best option.

By virtue of the Merger, a robust value chain in the “multi-content, multi-device domain” will be created, covering both the upstream and downstream of entertainment content. The result of this will be greater content right acquisition capability, greater content diversification (including games, music, video and live entertainment), more in-house production of content, effective utilization of a large customer base, and the ability to create games for a diverse range of devices and platforms. Furthermore, by consolidating duplicative business areas—such as browser games and consumer games—managerial resources can be better concentrated, and enterprise value will increase immediately.

For these reasons the Merger was decided.

2. Outline of the content of the merger agreement

Merger Agreement

Marvelous Entertainment, Inc. (head office location: 4-12-8 Higashi-Shinagawa, Shinagawa-ku, Tokyo; hereinafter referred to as “AA”), AQ INTERACTIVE Inc. (head office location: 4-12-6 Higashi-Shinagawa, Shinagawa-ku, Tokyo; hereinafter referred to as “BB”) and Liveware, Inc. (head office location: Davinchi Shinjuku 5th Floor, 4-3-17 Shinjuku, Shinjuku-ku, Tokyo; hereinafter referred to as “CC”) hereby enter into a merger agreement (“Agreement”), as set forth below.

Article 1

(Method of Merger)

AA, BB and CC shall conduct a merger whereby AA becomes the acquisition-surviving company while BB and CC become acquisition-extinguished companies (“Merger”).

Article 2 (Matters concerning the Number of Shares to be Exchanged upon Merger and the Allotment thereof)

1           Upon execution of the Merger, AA shall, in exchange for the BB common shares held thereby, deliver to BB shareholders (provided that this shall exclude AA; hereinafter the same) who are shareholders at the point in time immediately preceding the Merger taking effect (excluding shares in BB that are held by AA, CC and the shareholders of BB who demand the purchase of the shares they hold pursuant to the provisions of Article 785 of the Companies Act (Act No. 86 of 2005); hereinafter referred to as “BB Shareholders Subject to Allotment”) the number of AA common shares that results from multiplying the total number of BB common shares held by each of such shareholders by seven and zero tenths (7.0). Further, upon execution of the Merger, AA shall allot to each of the BB Shareholders Subject to Allotment respectively, the number of AA common shares that results from multiplying the number of BB common shares held by each of such shareholders by seven and zero tenths (7.0).

2           Upon execution of the Merger, AA shall, in exchange for the CC common shares held thereby, deliver to shareholders of CC appearing or recorded in the register of shareholders at the point in time immediately preceding the Merger taking effect (excluding shares in CC that are held by AA, BB, CC and the shareholders of CC who demand the purchase of the shares they hold pursuant to the provisions of Article 785 of the Companies Act (Act No. 86 of 2005); hereinafter referred to as “CC Shareholders Subject to Allotment”) the number of AA common shares that results from multiplying the total number of CC common shares held by each of such shareholders by six and two tenths (6.2). Further, upon execution of the Merger, AA shall allot to each of the CC Shareholders Subject to Allotment respectively, the number of AA common shares that results from multiplying the number of CC common shares held by each of such shareholders by six and two tenths (6.2).

3           If in the situation prescribed in Paragraph 2 above, there arises a fraction of less than one common share of AA stock to be delivered to a certain shareholder prescribed in said Paragraph, AA shall handle the matter in accordance with the provision of Article 234 of the Companies Act.

4           Upon execution of the Merger, AA shall not deliver, in exchange for the stock warrants held thereby, any stock warrants of AA or money to holders of stock warrants of BB appearing or recorded in the register of stock warrants of BB as of the point in time immediately preceding the Merger taking effect.

Article 3 (Handling of Stock Warrants)

Promptly after this Agreement is approved at the General Meeting of Shareholders to Approve the Merger prescribed in Article 5, BB shall acquire, free of charge, from holders of stock warrants of BB issued and outstanding all such stock warrants and retire them.

Article 4 (AA’s Capitalization and Reserves)

The amounts by which AA’s Capitalization and Reserves will be increased pursuant to the Merger will be as follows. Provided, however, that this may be changed upon discussion by AA, BB and CC based on the situation of assets and liabilities of BB or CC as of the day prior to the Effective Date (defined in Article 6).

{1} Capitalization: JPY0 (zero)

{2} Capital reserves: JPY0 (zero)

{3} Other capital surplus: Changes in Shareholder Capital prescribed in Article 35.1 of the Company Accounting Ordinance (Justice Ministry Order No. 13 of 2006).

{4} Earned-surplus reserve JPY0 (zero)

{5} Other retained profits JPY0 (zero)

Article 5

(General Meeting of Shareholders to Approve the Merger)

AA, BB and CC shall hold general meetings of shareholders (“General Meeting of Shareholders to Approve the Merger”) on June 23, 2011, June 23, 2011 and June 22, 2011 respectively to request the adoption of resolutions on the approval of this Agreement and matters necessary for the Merger. Provided, however, that upon discussion and agreement by AA, BB and CC, the day of holding such meeting may be changed when necessary for merger procedures or when due to another reason.

Article 6

(Effective Date)

The date the Merger takes effect (hereinafter the “Effective Date”) shall be October 1, 2011, provided, however, that upon discussion and agreement by AA, BB and CC, this may be changed when necessary for merger procedures or when due to another reason.

Article 7

(Transfer of Company Property)

On the Effective Date, BB and CC shall transfer all assets and liabilities, as well as all other rights and duties, to AA, and AA will succeed to same.

Article 8

(Duty of Care of a Prudent Manager)

During the period after the execution of this Agreement and before the Effective Date, AA, BB and CC shall each carry out the performance of business and financial management with the due care of a prudent manager, and any actions that may have a significant effect on assets, liabilities or other rights and duties shall be implemented after prior discussion and agreement by AA, BB and CC.

Article 9

(Maximum Amount of Distributions prior to Effective Date

1           BB may conduct distributions of surplus to shareholders and recorded share pledges of BB appearing or recorded in the final register of shareholders as of March 31, 2011 and September 30, 2011 up to a maximum amount of JPY3,700 and JPY1,200 per share, respectively.

2           Except as provided in the preceding paragraph, no party may, without the consent of the other parties, make a decision to issue any distribution of surplus for which the Record Date falls before the Effective Date.

Article 10

(Treatment of Employees)

On the Effective Date, AA shall succeed to employees of BB and CC. The handling of employees will be prescribed upon discussion and agreement by AA, BB and CC.

Article 11

(Amendment of Articles of Incorporation)

At its General Meeting of Shareholders to Approve the Merger, AA shall put forth a proposal and seek the approval thereof to, on the condition that the Merger takes effect, amend its articles of incorporation as stated in the “Draft Amendments to the Articles of Incorporation” attached hereto.

Article 12

(Representative Directors of AA and the directors and corporate auditors to take office upon the execution of the Merger)

1 The representative directors of AA and their titles as of the Effective Date are as set forth below.

1） Representative Director: Shuichi Motoda

2 The persons to newly take office as directors of AA upon execution of the Merger (“Directors Taking Office”) are as set forth below. The Directors Taking Office will begin their terms on the Effective Date.

1） Director

Shuichi Motoda

2） Director

Tomoki Terui

3） Director

Shunichi Nakamura

3 At its General Meeting of Shareholders to Approve the Merger, AA shall put forth a proposal and seek the approval thereof to, on the condition precedent that the Merger takes effect, elect the Directors Taking Office as directors of AA.

4 The directors of AA other than the Directors Taking Office on the Effective Date (except representative directors) are as set forth below.

1） Director

Haruki Nakayama

2） Director

Yoshiaki Matsumoto

3） Director

Toshinori Aoki

4） Director

Nobuyuki Yamakaku

5           The persons to newly take office as corporate auditors of AA upon execution of the Merger (“Corporate Auditors Taking Office”) are as set forth below. The Corporate Auditors Taking Office will begin their terms on the Effective Date.

1） Corporate Auditor

Hideaki Hirabayashi

2） Corporate Auditor

Iwao Nishi

6           At its General Meeting of Shareholders to Approve the Merger, AA shall put forth a proposal and seek the approval thereof to, on the condition precedent that the Merger takes effect, elect the Corporate Auditors Taking Office as corporate auditors of AA.

7           The corporate auditors of AA other than the Corporate Auditors Taking Office on the Effective Date are as set forth below.

1） Corporate Auditor

Isamu Tsuji

2） Corporate Auditor

Katsuhiko Nishimura

Article 13 (Retirement Bonuses of Officers, etc.)

No party shall pay any retirement bonus to any of its directors, corporate auditors or executives regardless of whether such persons retire by the day prior to the Effective Date.

Article 14 (Changes to the Terms and Conditions of the Merger and Cancellation of the Agreement)

If between the date of execution of the Agreement and the Effective Date, due to a natural disaster or other reason, any material change to the financial condition or management of AA, BB or CC occurs or is discovered, or if it has otherwise become difficult to achieve the objectives of the Merger, the terms and conditions of merger may be amended or this Agreement may be cancelled upon consultation between AA, BB and CC.

Article 15 (Effect of this Agreement)

If this Agreement fails to gain the approval of all or some of the General Meetings of Shareholders to Approve the Merger at AA, BB or CC, or if it fails to gain the approval of the concerned government authority prescribed by law, this Agreement shall lose all effect.

Article 16 (Matters Not Prescribed)

Any matter necessary in connection with the Merger but not prescribed in this Agreement shall be determined upon consultation and agreement among AA, BB and CC based on the purposes of this Agreement.

IN WITNESS WHEREOF, this document has been executed in triplicate, and upon the affixing of the names and seals of AA, BB and CC affixed below, each party will retain one original.

May 10, 2011

AA: 4-12-8 Higashi-Shinagawa, Shinagawa-ku, Tokyo
Marvelous Entertainment, Inc.
Chairman and Chief Executive Officer
Haruki Nakayama
[Seal]

BB: 4-12-6 Higashi-Shinagawa, Shinagawa-ku, Tokyo
AQ INTERACTIVE Inc.
President and Chief Executive Officer: Shuichi Motoda [Seal]

CC: 4-3-17 Shinjuku, Shinjuku-ku, Tokyo
Davinchi Shinjuku 5th Floor
Liveware, Inc.
President and Representative Director
Tomoki Terui
[Seal]

With respect to the “Draft Amendments to the Articles of Incorporation” referred to in Article 11 of the Merger Agreement, please see the “Draft Amendments to the Articles of Incorporation” on p. 66.

3. Overview of Content Set forth in the items of Article 182, Paragraph 1 of the Companies Act Enforcement Regulations

(1) Matters Concerning Appropriateness of Consideration for Merger

The Company determined as follows with respect to the Appropriateness of the consideration for the merger under the Merger Agreement.

{1} Matters Concerning the Appropriateness of the Total Number of Shares and Allocation of the Consideration for Exchange

(a)  Basis for Analyses

In order to ensure the fairness and appropriateness of the merger ratios used in the Merger, Marvelous hired Nomura Securities Co. (“Nomura Securities), Ltd. and the Company hired Daiwa Securities Capital Markets Co. (“Daiwa CM”), Ltd. as their respective third party financial advisors, requested that they perform various financial analyses with regard to the merger ratios, and received from each the result of the analyses. Liveware did not ask a third party organization to analyze the merger ratios.

After analyzing the various terms and conditions of the Merger as well as the results of financial, tax and legal due diligence, Daiwa CM provided the results of the analyses on the merger ratios of the Company and Marvelous based on the market value method, the similar companies comparison method and the DCF (discounted cash flow) methods as well as the similar companies comparison method and DCF method with respect to the merger ratios for common shares of Liveware. The outline of the results for the merger ratio analysis under each of the above methods is set forth below. The resulting ranges for merger ratios contained below state the ranges for the allotment of Marvelous shares per share of stock in the Company and Liveware.

Method Applied	Company	Liveware
Market Value Method	5.99 to 6.63	－
Similar Companies Comparison Method	5.05 to 10.33	6.16 to 14.97
DCF Method	6.28 to 9.05	9.07 to 13.85

Further, in performing the analysis under the market value method May 6, 2011 was set as the record date and the closing share price as of the record date and the average closing share prices during each of the one (1) month, three (3) month and six (6) month periods prior to the record date were used.

In analyzing the merger ratios, Daiwa CM has as a general rule used such things as information provided to it by the parties and publically available information, and assumed that these resources and information etc. are entirely accurate and complete and that there exist no circumstances remaining undisclosed to Daiwa CM that would have a material impact upon the analyses of the merger ratios. It has not made an independent study of the accuracy or completeness thereof. In connection with the relevant assets or liabilities (including off-balance assets or liabilities and contingent liabilities) of the parties or any of their affiliates, Daiwa CM has also not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation from any independent institution. With respect to financial projections submitted by the parties (including profit plans and other information), Daiwa CM assumed that such financial projections had been reasonably prepared on bases reflecting the best then-available estimates and judgments of the respective managements of the parties of the future financial performance of the parties.

On the other hand, after analyzing the various terms and conditions of the Merger as well as the results of financial, tax and legal due diligence, Nomura Securities also analyzed the merger ratios for the Company, Marvelous and Liveware respectively based on the market value average method, the similar companies comparison method and the DCF methods in order to perform a multifaceted analysis of the market share value and future earning potential of each of the three parties. The results under each of the above methods are set forth below. The ranges for merger ratios contained below state the ranges for the allotment of shares in the Company and Liveware per share of Marvelous.

Method Applied	Company	Liveware
Market Value Average Method	6.05 to 6.70	5.78 to 9.81
Similar Companies Comparison Method	17.23 to 25.93	11.43 to 14.07
DCF Method	7.25 to 7.30	6.47 to 7.76

The market value average method based analysis was conducted using May 6, 2011 as the record date and the closing share price as of the record date and the average closing share prices during each of the five business days up to the record date and the one (1) month, three (3) month and six (6) month periods prior to the record date were used. Because Liveware is not listed and there is no market share value for it, Nomura Securities analyzed the range by excerpting the results of analysis based on the similar companies comparison method, which is a method of evaluating marketability.

In analyzing the merger ratios, Nomura Securities has as a general rule used such things as information provided to it by the parties and publically available information, and assumed that these resources and information etc. are entirely accurate and complete and that there exist no circumstances remaining undisclosed to Nomura Securities that would have a material impact upon the analyses of the merger ratios. Nomura Securities has not made an independent study of the accuracy or completeness thereof. In connection with the relevant assets or liabilities (including off-balance assets or liabilities and contingent liabilities) of the parties or any of their affiliates, Nomura Securities has also not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation from any independent institution. With respect to financial projections, Nomura Securities assumed that the financial projections submitted by the parties (including profit plans and other information) had been reasonably prepared on bases reflecting the best then-available estimates and judgments of the respective managements of the parties of the future financial performance of the parties.

The profit plans of the Company, Marvelous and Liveware that Daiwa CM and Nomura Securities used as the basis for analysis using the DCF Method include fiscal years containing forecasts of large increases in profit. This is because we think that business performance will recover and grow for reasons such as the ownership by the Company, Marvelous, and Liveware of strong content that we can develop on various platforms.

(b) Circumstances Surrounding Analyses and the Merger Ratio

As stated above, the Company commissioned Daiwa CM and Marvelous commissioned Nomura Securities respectively to carry out financial analyses with regard to the merger ratios. We then comprehensively considered factors including the financial condition, asset situation and future prospects for each party using the results of the two independent institutions for reference. After careful discussion among the three parties regarding the merger ratio, we ultimately agreed that the merger ratios set forth in the below table are appropriate.

Company name	Company (extinguished company)	Liveware (extinguished company)	Marvelous (surviving company)
Merger ratio	7	6.2	1

On condition that no significant change occurs to the asset situation or management of either party, Marvelous will issue 412,411 common shares of stock upon execution of the Merger and deliver to shareholders of the Company appearing or recorded in the register of shareholders seven common shares of stock in Marvelous for each share of common stock in the Company that they hold.

(c) Relationships with Financial Institutions

Neither Daiwa CM nor Nomura Securities is a related party of any of the Company, Marvelous or Liveware, and neither has a material relationship of interest requiring disclosure in connection with the Merger.

{2} Matters Concerning the Appropriateness of the Increases in the Capitalization and Reserves of Marvelous due to Merger

(a) Capitalization: JPY0 (zero)

(b) Capital reserves: JPY0 (zero)

(c) Other capital surplus: Changes in Shareholder Capital prescribed in Article 35.1 of the Company Accounting Ordinance (Justice Ministry Order No. 13 of 2006).

(d) Earned-surplus reserve JPY0 (zero)

(e) Other retained profits JPY0 (zero)

　The amounts of capitalization and reserves set forth above are considered reasonable in light of laws and regulations and the capitalization policy of Marvelous.

{3} Reasons for Selection of Marvelous Shares as Consideration for the Merger

The shares of Marvelous were selected as consideration for the merger for the following reasons: since Marvelous is listed on the Second Section of the Tokyo Stock Exchange, the ability to realize value which is characteristic of a listed stock will be maintained; moreover, the Company, Marvelous and Liveware will achieve business integration through the Merger, and thus the shareholders of the Company, which will be extinguished, will gain the opportunity to benefit from the synergy of merger-based business integration by receiving shares of Marvelous as consideration.

{4} Matters in which Caution has been Exercised so that Damage does not Occur to the Interests of Shareholders in the Company

(a)  As stated in section {1} above, “Matters Concerning the Appropriateness of the Total Number of Shares and Allocation of the Consideration for Exchange,” the Company and Marvelous commissioned independent institutions Daiwa CM and Nomura Securities to provide analyses regarding the merger ratio in an effort to ensure that the Merger is fair.

The Company, Marvelous and Liveware then comprehensively considered factors including the financial condition, asset situation and future prospects for each party using the results of the merger ratio analyses received from the two institutions for reference. After careful discussion among the three parties regarding the merger ratio, the ultimate the merger ratios were determined. The Company and Marvelous have not received from the independent institutions any assessment of the fairness of the merger ratio (“Fairness Opinion”).

(b) Among the directors of the Company, Shunichi Nakamura serves concurrently as a director of Liveware. Therefore, in order to avoid a conflict of interests, Mr. Nakamura did not participate in deliberations or voting in connection with the Merger at the meetings of the board of directors of the Company or Liveware. Moreover, Mr. Nakamura did not participate in discussions or negotiations with Liveware or the Company from the position of the Company or Liveware.

Further, Marvelous has obtained an opinion letter addressed to Marvelous from outside auditor Katsuhiko Nishimura and outside auditor Michio Nakaze, independent officers who are not interested parties with respect to the Marvelous’ controlling shareholder Haruki Nakayama. This letter states their opinion that the Merger is not disadvantageous to the minority shareholders of Marvelous with respect to the various terms and conditions thereof set forth in the merger agreement, etc. including its purposes and the merger ratio, with respect to the decisions on the terms and conditions of the Merger and to the procedures involved in the meetings of the board of directors and voting. Among the directors of Marvelous, Haruki Nakayama is a close relative of Hayao Nakayama, who holds a majority of voting rights of Liveware. Therefore, in order to avoid a conflict of interests, Haruki Nakayama did not participate in deliberations or voting in connection with the Merger at the meetings of the board of directors of Marvelous.

(2) Matters concerning the Appropriateness of Prescriptions relating to Stock Warrants

Upon execution of the Merger, no stock warrants of Marvelous will be delivered to holders of stock warrants the Company has issued in exchange for the stock warrants such persons hold. It is planned that, when the Merger Agreement is approved at the general meeting of shareholders, the Company will acquire free of charge and retire all stock warrants issued by the Company.

　We find this treatment reasonable since it is in accordance with agreements for the allotment of stock warrants that the Company has entered into with stock warrant holders concerning its stock warrants.

(3) Matters for Reference in Connection with the Merger Consideration

{1} Details of the Articles of Incorporation of Marvelous

Articles of Incorporation of Marvelous Entertainment, Inc.

CHAPTER I  GENERAL PROVISIONS

(Trade Name)

Article 1

This company shall be named Marvelous Entertainment, Inc. and its English name shall be Marvelous Entertainment, Inc.

Purpose

Article 2

The purpose of the company shall be to carry out the following business:

1           The planning, production and sale of audio recordings, video recordings disks, tapes and films, broadcast programs and all audio recordings and video recordings to be developed in the future;

2           Business concerning the planning, manufacture, sale, distribution and import/export of master recordings and audio and video recordings;

3           Sales to domestic and overseas markets pursuant to master recording agreements with domestic and overseas audio and video recording production companies.

4           Business concerning the planning, production, manufacture, distribution and import/export of game software;

5           Planning, production and sale of publications;

6           Acquisition and licensing of copyrights, copyright neighboring rights and industrial property rights;

7           Sale of audio recordings, video recordings, educational materials, daily necessities, sporting goods, clothing, furniture, stationery, toys and food and drink that incorporate reproductions of copyrighted materials and emblems;

8           Management of music copyrights, development of uses for music copyrights, publishing of musical scores and other music and books on music;

9           Information processing services based on collection, aggregation, processing of political, economic, cultural and other information as well as telecommunications business that provide such information;

10           Cable television broadcasting business and the subcontracting of such business;

11           Management of groups such as musical and theater groups and the training of performers, songwriters, lyricists and entertainers such as actors, voice talent, choreographers, performing musicians and singers;

12           Agency services such as domestic and international performance management of performers and entertainers and other services concerning management of performers, songwriters, lyricists and entertainers;

13           Planning, production, management, performance and sale of films, musical recordings, theatrical entertainment all other types of event illustration and design;

14           Various advertising agency services;

15           Installation of amusement park rides, commercial amusement machines, and commercial amusement and entertainment center machines;

16           Game machine installation marketing and game center management pursuant to the Law Concerning the Control and Service Normalization of the Sex Entertainment Industry;

17           Planning and production of computer graphics;

18           Sales, exchanges, leasing, brokerage, ownership, management and utilization of real estate;

19           Development and sales of computer software;

20           Planning of characters (persons, animals and personified things that have distinct names and characteristics, etc.) and management of copyrights, trademarks, design rights, merchandising rights thereof;

21           Planning of character goods (articles bearing the images of persons, animals and personified things that have distinct names and characteristics, etc.) and management of copyrights, trademarks and design rights thereof;

22           Management of shops, studios, theaters concerning all of the above items and the manufacture, sale and leasing of incidental machinery, equipment and parts.

23           Import/export and sales of products prescribed in the above items and related products;

24           Mail order sales services; and

25           All business incidental to the above items.

(Head Office Address)

Article 3

The head office of the Company shall be located at Shinagawa-ku, Tokyo, Japan.

(Form of Organization)

Article 4

In addition to the general meeting of shareholders and directors, this company shall have a board of directors, corporate auditors, a board of corporate auditors and accounting auditors.

(Method of Public Notification)

Article 5

Public notices of the Company shall be given in the form of electronic public notice; provided, however, that if electronic publication is not possible, such notices shall be published in the Nihon Keizai Shinbun.

CHAPTER II  SHARES

(Number of shares authorized for issue)

Article 6

The number of shares authorized for issue by the Company shall be 300,000 shares.

(Regulation of Share handling)

Article 7

The handling of shares of the company shall be governed by rules on the treatment of shares prescribed by the board of directors in addition to laws and these articles of incorporation.

(Shareholder register manager)

Article 8

1           The Company shall have a shareholder register manager.

2           The shareholder register manager and its business office shall be selected by a resolution of the Board of Directors.

CHAPTER III  GENERAL MEETING OF SHAREHOLDERS

(Record Date)

Article 9

The Company shall treat the shareholders with voting rights recorded in the final register of shareholders as of March 31 of each year as the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders.

(Time of Convocation)

Article 10

The ordinary general meeting of shareholders of the Company shall be convened within three months of the end of each fiscal year, and extraordinary general meetings of shareholders shall be convened as necessary.

(Person with Authority to Convene and Chairperson)

Article 11

The President and Chief Executive Officer shall convene and chair the general shareholders meeting. When such President and Chief Executive Officer is unable to act, another Director, who shall be decided in accordance with an order of priority predetermined by a resolution of the Board of Directors, shall convene such general meetings and act as the chairman thereof.

(Requirements for Resolutions)

Article 12

1           Unless otherwise provided by laws and regulations or by the articles of incorporation, resolutions of the general shareholders meeting shall be adopted with a the majority of voting rights of shareholders present who may exercise voting rights.

2           A resolution of the general meeting of shareholders to be adopted under Article 309, paragraph 2 of the Companies Act shall be adopted by not less than two thirds of the votes of the shareholders attending the meeting and representing not less than one third of the aggregate voting rights of all shareholders entitled to exercise their voting rights.

Disclosure of Reference Materials, etc. via the Internet

Article 13

The Company may, in accordance with the prescriptions of Ordinances of the Ministry of Justice, disclose via the Internet information relating to matters to be stated or displayed in the General Shareholders Meeting Reference Materials, financial statements, consolidated financial statements and business reports.

(Vote by proxy)

Article 14

A shareholder of the Company may exercise its voting rights by authorizing another shareholder who has a voting right in the Company as its proxy in a general meeting of shareholders. In such case, the shareholder or proxy must file with the Company a document certifying the proxy for each general meeting of shareholders.

(Minutes)

Article 15

Concerning the proceedings of a general meeting of shareholders, a summary of the proceedings, the results thereof and other items prescribed by relevant laws and regulations shall be set forth or recorded in the minutes of the meeting in writing or in an electromagnetic record, and the directors who prepared the minutes shall sign, affix their names and seals to, or place electronic signatures on the minutes.

CHAPTER IV  Directors and Board of Directors

(Number of Directors)

Article 16

The Company shall have no more than seven (7) directors.

(Election)

Article 17

1              A resolution for election of Directors shall be adopted, in a general meeting of shareholders, by a majority of the votes of the shareholders attending the meeting and representing not less than one third of the aggregate voting rights of all shareholders entitled to exercise their voting rights.

2              A resolution to appoint a director shall not be according to cumulative voting.

(Term)

Article 18

1               The term of office for directors shall last until the conclusion of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one year after their election.

2               The term of office for directors elected to fill a vacancy or to increase the number of directors shall continue for the remainder of the term of office of the incumbent directors at such time.

(Representative Director and Executive Directors)

Article 19

1              By a resolution of the Board of Directors, a number of Representative Directors shall be appointed.

2               By a resolution of the Board of Directors, one President shall be appointed, and if necessary, a Chairman of the Board, Executive Vice-president, and a number of Senior Managing Directors and Managing Directors may be appointed.

(Meetings of the Board of Directors)

Article 20

1              Unless otherwise provided by law, the President and Chief Executive Officer shall convene and chair the board of directors meeting. When such President and Chief Executive Officer is unable to act, another Director, who shall be determined according to an order of priority predetermined by a resolution of the Board of Directors, shall convene such general meetings and act as the chairman thereof.

2             Notice of the convocation of a meeting of the board of directors shall be sent to each director and corporate auditor by three days before the meeting; provided, however, that the notice period may be shortened when necessary due to an emergency.

3              If a director proposes a matter to be voted on at the meeting of the board of directors, all directors who can participate in the vote on the matter concerned shall declare their agreement in writing or in an electromagnetic record, and so long as no corporate auditor states an objection, a vote of the board of directors meeting to approve shall be deemed to have taken place.

4              Matters concerning the operation of the meeting of the board of directors shall be in accordance with the Regulations of the Board of Directors prescribed by the board of directors.

Compensation, Etc.

Article 21

The compensation, etc. of directors shall be determined by resolution of the general shareholders meeting.

((Exemption of Directors from liability)

Article 22

1              With respect to the liability of directors (including former directors) for damages prescribed in Article 423, Paragraph 1 of the Companies Act, the Company may, by a resolution of a meeting of the board of directors, exempt a director from liability within the scope prescribed by laws and regulations if the requirements of the relevant laws and regulations apply.

2               If the requirements of the relevant laws and regulations apply, The Company may enter with the outside directors into agreements that limit the liability of such outside directors for damages as prescribed in Article 423, Paragraph 1 of the Companies Act.

CHAPTER V  Corporate Auditors and the Board of Corporate Auditors

(Number of Corporate Auditors)

Article 23

The Company shall have no more than five (5) corporate auditors.

(Election)

Article 24

A resolution for election of corporate auditors shall be adopted, in a general meeting of shareholders, by a majority of the votes of the shareholders attending the meeting and representing not less than one third of the aggregate voting rights of all shareholders entitled to exercise their voting rights.

(Term)

Article 25

1              The term of office for corporate auditors shall be until the conclusion of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within four years after their election.

2               In the event that corporate auditors are newly elected to fill vacancies, their terms of office shall be conterminous with the remaining term of office of the retired corporate auditors.

(Standing Corporate Auditors)

Article 26

The board of corporate auditors shall elect a number of Standing corporate auditors from among the corporate auditors.

(Board of Corporate Auditors)

Article 27

1              Notice of the convocation of a meeting of the board of corporate auditors shall be sent to each corporate auditor by three days before the meeting; provided, however, that the notice period may be shortened due to an emergency.

2               Matters concerning the operation of the meeting of the board of corporate auditors shall be in accordance with the Regulations of the Board of Corporate Auditors prescribed by the board of corporate auditors.

Compensation, Etc.

Article 28

Compensation etc. for corporate auditors shall be determined by a resolution of the general meeting of shareholders.

(Exemption of Corporate Auditors from Liability)

Article 29

1             With respect to the liability of corporate auditors (including former corporate auditors) for damages prescribed in Article 423, Paragraph 1 of the Companies Act, the Company may, by a resolution of a meeting of the board of directors, exempt a corporate auditor from liability within the scope prescribed by laws and regulations if the requirements of the relevant laws and regulations apply.

2             The Company may enter with the outside auditors into agreements that limit the liability for damages as prescribed in Article 423, Paragraph 1 of the Companies Act if the requirements of the relevant laws and regulations apply.

CHAPTER VI  ACCOUNTING AUDITORS

(Election)

Article 30

Accounting auditors shall be elected by a resolution of the general meeting of shareholders.

(Term)

Article 31

1           The term of office of accounting auditors shall be until the conclusion of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one year after their election.

2           Unless otherwise resolved at the ordinary general meeting of shareholders in the preceding paragraph, accounting auditors shall be deemed to have been reelected at said ordinary general meeting of shareholders.

Compensation, Etc.

Article 32

Compensation etc. for accounting auditors shall be determined by the President and Chief Executive Officer, subject to the consent of the Board of Corporate Auditors.

CHAPTER VII  ACCOUNTS

(Fiscal Year)

Article 33

The fiscal year of the Company shall be one year, commencing on April 1 of each year and terminating on March 31 of the following year.

(Surplus Distribution)

Article 34

1            The Company may, pursuant to a resolution of the general meeting of shareholders, pay term-end dividends to shareholders and recorded share pledges recorded in the register of shareholders as of the last day of each fiscal year.

2           In addition to the provision of the preceding paragraph, the Company may, pursuant to a resolution of a meeting of the board of directors, pay mid-term dividends to shareholders and recorded share pledges recorded in the register of shareholders as of September 30 of each year.

(Acquisition of Treasury Shares)

Article 35

The Company may, pursuant to a resolution of a meeting of the board of directors, acquire treasury shares through market trades, etc.

(Statute of Limitation for Surplus)

Article 36

If a term-end dividend or mid-term dividend remains unclaimed after the passage of three full years from the date payment thereof commenced, the Company shall be exempted from the duty to pay such distribution.

At the ordinary general meeting of shareholders to be held on June 23, 2011, Marvelous has resolved that it will put forth a proposal to, on the condition that the Merger takes effect, partially amend its articles of incorporation. The details of the proposal for amendment are set forth below.

Draft Amendments to the Articles of Incorporation

(Underlining indicates amended portions.)
Present Articles of Incorporation	Draft Amendments

CHAPTER I GENERAL PROVISIONS	CHAPTER I GENERAL PROVISIONS

(Trade Name)	(Trade Name)

Article 1	Article 1

This company shall be named Marvelous Entertainment, Inc. and its English name shall be Marvelous Entertainment, Inc.	This company shall be named Marvelous AQL and its English name shall be Marvelous AQL Inc.

(Purpose)	(Purpose)

Article 2	Article 2

The purpose of the company shall be to carry out the following business:	The purpose of the company shall be to carry out the following businesses:

1. The planning, production and sale of audio recordings, video recordings disks, tapes and films, broadcast programs and all audio recordings and video recordings to be developed in the future;	1. Planning, development production, sale, transmission and import/export of software and content;

2. Business concerning the planning, manufacture, sale, distribution and import/export of master recordings and audio and video recordings;	2. Planning, development production, sale, distribution and import/export of music software, video software and master recordings;

3. Sales to domestic and overseas markets pursuant to master recording agreements with domestic and overseas audio and video recording production companies.	3. Management of groups such as musical and theater groups and the training and management of performers, and entertainers;

4. Business concerning the planning, production, manufacture, distribution and import/export of game software;	4. Planning, production, management and performance of film, music and theatrical events, etc.;

5. Planning, production and sale of publications;	5. Planning, development, production, sale and import/export of commercial entertainment machines;

6. Acquisition and licensing of copyrights, copyright neighboring rights and industrial property rights;	6. Installation of commercial entertainment machines and operation of amusement centers;

7.           Sale of audio recordings, video recordings, educational materials, daily necessities, sporting goods, clothing, furniture, stationery, toys and food and drink that incorporate reproductions of copyrighted materials and emblems;
7. Creation, acquisition, utilization and licensing of intellectual property rights such as copyrights.

8. Management of music copyrights, development of uses for music copyrights, publishing of musical scores and other music and books on music;	8. Planning, production and sale of publications;

9.           Information processing services based on collection, aggregation, processing of political, economic, cultural and other information as well as telecommunications business that provide such information;
9. Information processing services business;

10. Cable television broadcasting business and the subcontracting of such business;	10. Advertising agency business;

11.           Management of groups such as musical and theater groups and the training of performers, songwriters, lyricists and entertainers such as actors, voice talent, choreographers, performing musicians and singers;
11. Mail order sales services and the intermediary service relating thereto;

12.           Agency services such as domestic and international performance management of performers and entertainers and other services concerning management of performers, songwriters, lyricists and entertainers;
12. Representation of Internet payment processing systems

13. Planning, production, management, performance and sale of films, musical recordings, theatrical entertainment all other types of event illustration and design;	13. Telecommunications business, broadcasting business, general worker dispatching business, sales business based on sales of used goods and real estate leasing business;

14. Various advertising agency services;	14. Consulting business relating to all of the above items; and

15. Installation of amusement park rides, commercial amusement machines, and commercial amusement and entertainment center machines;	15. All businesses incidental to or connected with the above items.

16. Game machine installation marketing and game center management pursuant to the Law Concerning the Control and Service Normalization of the Sex Entertainment Industry;	(Deleted)

17. Planning and production of computer graphics;	(Deleted)

18. Sales, exchanges, leasing, brokerage, ownership, management and utilization of real estate;	(Deleted)

19. Development and sales of computer software;	(Deleted)

20.           Planning of characters (persons, animals and personified things that have distinct names and characteristics, etc.) and management of copyrights, trademarks, design rights, merchandising rights thereof;
(Deleted)

21.           Planning of character goods (articles bearing the images of persons, animals and personified things that have distinct names and characteristics, etc.) and management of copyrights, trademarks and design rights thereof;
(Deleted)

22. Management of shops, studios, theaters concerning all of the above items and the manufacture, sales and leasing of incidental machinery, equipment and parts.	(Deleted)

23. Import/export and sales of products prescribed in the above items and related products;	(Deleted)

24. Mail order sales services; and	(Deleted)

25. All business incidental to the above items.	(Deleted)

Articles 3 through 5 (Text omitted.)	Articles 3 through 5 (Unchanged.)

(Number of shares authorized for issue) Article 6	(Number of shares authorized for issue) Article 6
The number of shares authorized for issue by the Company shall be 300,000 shares.	The number of shares authorized for issue by the Company shall be 900,000 shares.
Articles 7 through 12	Articles 7 through 12
(Text omitted.)	(Unchanged.)
Disclosure of Reference Materials, etc. via the Internet

Article 13
The Company may, in accordance with the prescriptions of Ordinances of the Ministry of Justice, disclose via the Internet information relating to matters to be stated or displayed in the General Shareholders Meeting Reference Materials, financial statements, consolidated financial statements and business reports.

Articles 14 through 18

(Text omitted.)

(Representative Director and Executive Directors)

Article 19

(Text omitted.)

2           By a resolution of the Board of Directors, one President shall be appointed, and a number of Executive Vice-presidents, Senior Managing Directors and Managing Directors may be appointed if necessary.

(Deemed provision and disclosure via the Internet of reference materials, etc. for general meetings of shareholders)

Article 13

Upon convocation of the general meeting of shareholders, the Company may, in accordance with the prescriptions of Ordinances of the Ministry of Justice, deem information to have been provided to shareholders through disclosure by a method utilizing the Internet information relating to matters to be stated or displayed in the General Shareholders Meeting Reference Materials, financial statements, consolidated financial statements and business reports.

Articles 14 through 18

(Unchanged.)

(Representative Director and Executive Directors)

Article 19

(Unchanged.)
2           By a resolution of the Board of Directors, one President shall be appointed, and a Chairman of the Board, Executive Vice-president, and a number of Senior Managing Directors and Managing Directors may be appointed if necessary.

Articles 20 through 33 (Text omitted.)	Articles 20 through 33 (Unchanged.)
(Surplus Distribution)

Article 34

The Company may, pursuant to a resolution of the general meeting of shareholders, pay term-end dividend to shareholders and recorded share pledges recorded in the register of shareholders as of the last day of each fiscal year.

2           In addition to the provision of the preceding paragraph, the Company may, pursuant to a resolution of a meeting of the board of directors, pay mid-term dividend to shareholders and recorded share pledges recorded in the register of shareholders as of September 30 of each year.

(New Provision)
(New Provision)

Article 35

(Change of article number)
(Statute of Limitation for Surplus)

Article 36

If a term-end dividend or mid-term dividend remains unclaimed after the passage of three full years from the date payment thereof commenced, the Company shall be exempted from the duty to pay such distribution.
(New Provision)

(Institution that Determines Dividends of Surplus, etc.)

Article 34

Except where otherwise prescribed by laws and regulations, the Company may, by a resolution of a meeting of the board of directors, decide matters prescribed in Article 459.1 of the Companies Act, including dividends of surplus.

 (Deleted)

(Record Date for Dividends of Surplus)

Article 35

The Company’s Record Date for term-end dividend shall be March 31st of each year.

2           In addition to the provision of the preceding paragraph, the Company may set a Record Date and pay dividends of surplus.
(Mid-term dividend)

Article 36

The Company may, pursuant to a resolution of a meeting of the board of directors, pay mid-term dividends with September 30 of each year as the Record Date.

Article 37

(Unchanged.)

(Statute of Limitation for Surplus)

Article 38

In a case where the dividend property is cash, if it remains unclaimed after the passage of three full years from the date payment thereof commenced, the Company shall be exempted from the duty to pay such distribution. Moreover, interest shall not accrue to cash dividend property.

Supplemental Provisions

On the condition that the merger among the Company, AQ INTERACTIVE Inc. and Liveware, Inc. takes effect, the amendments to these Articles of Incorporation shall take effect on October 1, 2011, and this Supplemental Provision shall be deleted after the Effective Date of these Amendments to the Articles of Incorporation.

{2} Matters concerning the Conversion of the Merger Consideration

(a) Market for trades:

Second Section of the Tokyo Stock Exchange

(b) Persons who act as broker, agent or representative:

Securities firms throughout Japan

{3} Matters concerning the market price of the merger consideration

The highest and lowest prices for shares of Marvelous per month over the most recent six months are as set forth below.

The most recent market prices for Marvelous shares can be confirmed on the website of the Tokyo Stock Exchange (http://www.tse.or.jp).

Month	November 2010	December 2010	January 2011	February 2011	March 2011	April 2011
Highest (yen)	11,950	18,050	26,100	29,000	22,000	17,300
Lowest (yen)	10,530	11,480	15,950	18,700	11,500	15,000

(4) Financial statements for the final fiscal year of Marvelous

Contained in the enclosed separate volume.

(5) Dispositions of important assets, and other events arising after the final day of the final fiscal year of a party to the Merger.

{1} The Company

N/A

{2} Marvelous

N/A

Proposal 2: Election of Five Directors

Because the terms of all five directors will expire as of the close of this ordinary shareholders meeting, five directors will be elected.
The candidates for directors are as follows.

Candidate number	Name (Date of Birth)	Personal History, Position and Responsibilities at the Company (Major concurrent position)		Number of Shares of the Company Held
1	Shuichi Motoda (8/9/1953)	April 1978 September 1987 June 1994 January 1998 January 2001 July 2003 October 2005 July 2006 March 2007 July 2007 June 2008 January 2009 November 2009 February 2010 April 2010
Joined K.K. Nomura Toy

Joined Sega Enterprises, Ltd.

Director, K.K. Sega United

Director and Sales Manager, K.K. Sega Muse

Joined CAPCOM Co., Ltd.

Senior Executive Officer, CAPCOM Co., Ltd., CS
Domestic Business Manager

Amusement Business Manager, QUIN LAND Co., Ltd.

Director, Nestage Co., Ltd

Managing Director, Nestage Co., Ltd

Domestic Sales Manager of the Company

CS Business Manager of the Company

Sales Manager of the Company

Marketing Manager of the Company

Software Division Marketing Manager of the Company

Software Division Manager of the Company
0 Shares
		June 2010	Representative Director, Software Division Manager and Corporate Planning Manager of the Company

		April 2011	Representative Director, Consumer Division Manager and Corporate Planning General Manager (incumbent)

Candidate number	Name (Date of Birth)	Personal History, Position and Responsibilities at the Company (Major concurrent position)	Number of Shares of the Company Held
2	Masamichi Someno (4/9/1964)	April 1987 February 1992 February 1996 June 1999 June 2004 June 2004 March 2005 October 2005 April 2006 June 2006 June 2007 January 2009 March 2009 June 2010 April 2011
Joined The Kyowa Bank, Ltd.

Joined Square Co., Ltd.

Director, DigiCube Co., Ltd.

Director and President, DigiCube Co., Ltd.

Director and Vice President of the Company

Director, K.K. Scarab

Representative Director, K.K. FeelPlus

Representative Director, Cavia Inc.

Director, K.K. FeelPlus

Standing Corporate Auditor of the Company

Director of the Company

Director and Corporate Planning Manager of the Company

Director, XSEED JKS, Inc. (incumbent)

Director and Treasurer of the Company

Director, Administrative Manager and Treasurer (incumbent)
335 Shares
3	Koichi Yamanaka (4/3/1948)	April 1971 April 1975 January 1988 August 2005 March 2007 May 2007 September 2009
Joined AIG K.K.

Representative Director and President, Santei Co., Ltd.

Representative Director and President, Santei City Corp.

Director of the Company (incumbent)

Chairman, Aon Affinity Japan Ltd.

Representative Director and President, K.K. Medical Servant

Representative Director and Chairman, K.K. Medical Servant (incumbent)

320 shares

Candidate number	Name (Date of Birth)	Personal History, Position and Responsibilities at the Company (Major concurrent position)	Number of Shares of the Company Held
4	Shunichi Nakamura (8/2/1947)	September 1970 April 1984 April 2003 June 2003 June 2004 March 2005 February 2006 June 2006 July 2007 June 2008 January 2010 April 2011
Joined Computer Service K.K.

Director, Sega Enterprises, Ltd.

Senior Executive Officer and CFO Corporate Controlling
Manager, Sega Corporation

Director and Vice President, Sega Toys Ltd.

Director and CFO, Calbee, Inc.

Senior Director, Amuse Capital Inc.

Representative Director and President, Liveware Inc.

Director, ONE-UP Inc. (incumbent)

Director, Liveware Inc. (incumbent)

Director of the Company (incumbent)

Director, K.K. Delfi Sound (incumbent)

Representative Director and President, Amuse Capital Inc. (incumbent)

0 Shares

Candidate number	Name (Date of Birth)	Personal History, Position and Responsibilities at the Company (Major concurrent position)	Number of Shares of the Company Held
5	Seiichiro Horii (29/1/1956)	March 1979 January 1996 April 2001 July 2001 June 2003 April 2005
Joined Tohokushinsha Film Corporation

Director and CM Division Vice Manager, Tohokushinsha Film Corporation

Director and CM Division Deputy Manager, Tohokushinsha Film Corporation

Director and CM Division Manager and Akasaka Creative Division Manager,

Tohokushinsha Film CorporationSenior Executive Officer,

Tohokushinsha Film Corporation  enior Executive Officer, Advertising Production
Division Deputy Manager and Advertising Production Division I Manager,
Tohokushinsha Film Corporation
0 Shares
June 2005 June 2005 June 2006 April 2007 June 2009 June 2009 June 2010
Director and Senior Executive Officer, Tohokushinsha Film Corporation

Director, Nitten Alti Creatives Co., Ltd. (Resigned June 2010)

Senior Director, Tohokushinsha Film Corporation (incumbent)

Director, White Box Co., Ltd. (incumbent)

Corporate Auditor, TFC Plus Corporation (incumbent)

Director, Hakuhodo Kettle Inc. (resigned March 2011)

Director of the Company (incumbent)

Notes:

1.	There is no particular conflict of interests between the candidates and the Company.

2.	Messrs. Koichi Yamanaka, Shunichi Nakamura, and Seiichiro Horii are candidates for outside director.

3.	Mr. Koichi Yamanaka is a candidate for outside director because he was judged to be particularly qualified in the light of his career as a president at several companies.

Mr. Shunichi Nakamura is a candidate for outside director because he was judged to be particularly qualified in the light of his long career in the amusement business.

4.	Mr. Seiichiro Horii is a candidate for outside director because he was judged to be particularly qualified in the light of his long career in the video production business.

Mr. Yamanaka is currently an outside director of the Company, and as of the close of this meeting, he will have held his post for five years and ten months.
Mr. Nakamura is currently an outside director of the Company, and as of the close of this meeting, he will have held his post for two years.

Mr. Horii is currently an outside director of the Company, and as of the close of this meeting, he will have held his post for one year.

5.
The Company designated the candidate Mr. Yamanaka as an independent director pursuant to the stipulations of the Tokyo Stock Exchange and filed a notification to that effect with the Tokyo Stock Exchange.

End

ATTACHMENT

Reference Materials for the 12th Ordinary Shareholders Meeting

Proposal 1: See Attachment

Financial Reports Relating to the Final Fiscal Year of Marvelous Entertainment Inc.

AQ Interactive Inc.
4-12-6 Higashi Shinagawa, Shinagawa-ku, Tokyo

Attachments

Business Report
(April 1, 2010 – March 31, 2011)

1.	Current Status of the Corporate Group

(1)           Business Developments and Results

The Group seeks to create new forms of entertainment that integrate sound, games, and video and engages in the production of television animation, planning, production, and sales of music CDs, packaged products including home game software and videograms, and online content for PCs and mobile devices, and puts on stage performances that involve characters from television animation.

With respect to the Group’s business environment, in the music market, not only the domestic software market continues to contract, but the fee-based music distribution market was down year-on-year for the first time since records have been kept, and the music market as a whole declined for the third consecutive year.  In the video software market, the DVD market showed a 12.0% decrease year-on-year, but the video market as a whole declined by only 2.7% on the year thanks to growth in Blu-ray disc sales, and it appears that the contraction of the market as a whole is slowing.

In the home game market, the software market declined only slightly from the previous year, but the hardware market declined by 9.0% as penetration of various game consoles has run its course, and the game market as a whole declined for the third consecutive year.  By contrast, as smart phones and social networking services (SNS) spread rapidly, the social games market such as online games with functions that allow users to communicate and applications is expanding rapidly and its presence within the game market is rising.

Under these circumstances, the Group worked to raise profitability by increasing efficiency and focused management resources on new growth markets.

With regard to sales, in the music and video business and the digital content business, sales of the Company’s leading series were robust, but the number of titles released in the digital content business was reduced, and following a review of its overseas strategies, the Company sold in January 2010 its shares of Rising Star Games Limited, a British subsidiary that conducted sales in Europe, and the number of performances in the stage performance business decreased, resulting in a decline in net sales compared to the previous year.

With regard to income, in the digital content business, the Company posted expenses relating to the suspension of development and content asset valuation losses of 436 million yen, but losses from the overseas subsidiary whose shares were sold declined, the sales performance of leading products in each business was strong, profitability was increased by raising efficiency and fixed costs were reduced, and as a result, the Company returned to profitability.

On December 1, 2010, the animation planning and production business of Artland, Inc., a consolidated subsidiary, was spun off to establish a new company, and all shares of the new company were sold on the same day.

As a result of the above developments, consolidated net sales for the fiscal year under review were 6,965 million yen (down 15.9% from the previous year), consolidated operating income was 202 million yen (compared to an operating loss of 1,668 million yen in the previous year), consolidated ordinary income was 147 million yen (compared to an ordinary loss of 1,725 million yen in the previous year), and consolidated net income was 131 million yen (compared to a net loss of 1,623 million yen in the previous year).

Non-consolidated business results were as follows: net sales of 6,438 million yen (down 9.7% from the previous year), operating income of 173 million yen (compared to an operating loss of 1,550 million yen in the previous year), ordinary income of 120 million yen (compared to an ordinary loss of 1,594 million yen in the previous year) and a net loss of 11 million yen (compared to a net loss of 1,620 million yen in the previous year).

Business results by segment are set forth below.

Starting in the current consolidated fiscal year, the company applied the Revised Accounting Standard for Disclosures about Segments of an Enterprise and Related Information (ASBJ Statements No. 17, March 27, 2009) and the Implementation Guidance for Accounting Standard for Disclosures about Segments of an Enterprise and Related Information (ASBJ Guidance No. 20, March 21, 2008).

In conjunction with this change, segment information on operating expenses that was included in the “elimination or unallocated” category is now distributed to individual segments.  This includes personnel expenses relating to officers and executive officers and land and building lease expenses and utility expenses allocated according to the number of people.

Also, comparisons to the previous fiscal year in the text below are made after determining the financial results for the previous fiscal year in accordance with the modified standards.

Music and Video Business

In the music and video business, the Company produces music and video products (packaged software) with outstanding content with a focus on animation as well as products with master rights (video copyrights) ranging from content planning to secondary use.

In the music segment, total domestic production of music software (the total of audio and music videos) in 2010 (January to December 2010) was 283.6 billion yen, down 10.4% from the previous year.  The software market continued to contract, and fee-based music distribution fell 5.5% from the previous year to 85.9 billion yen, marking a third consecutive year that the music market as a whole declined (data based on Recording Industry Association of Japan investigations).

Under this market environment, the Company’s business in this segment performed well with new and repeat production orders for the Pretty Cure Series theme song and planned music and continued progress in the supply of content to new music distribution sites, resulting in substantial growth in music distribution income.  With regard to artist works, Yoshihide Sasaki made his debut, while CDs, live DVDs, and other recordings were compiled for exclusive artists including Yuta Furukawa, Masataka Nakagauchi, and vistlip.

In the video segment, the DVD software market in 2010 (January to December 2010) fell by 12.0% from the previous year to 219.2 billion yen.  Meanwhile, Blu-ray disc sales soared 95.7% from the previous year to 47.1 billion yen.  Thus the video software market as a whole declined by 2.7% to 266.5 billion yen, with the contraction of the market gradually slowing (data based on Recording Industry Association of Japan investigations).

Under these circumstances, the Company continued its releases from the previous year and launched DVDs related to Fresh Pretty Cure!, Kateikyoshi Hitman Reborn!, Yu-Gi-Oh! 5D’s, and Musical Tennis no Ojisama, as well as Shin Koihime Muso and 11 eyes video products.  The Company also released Heart Catch Precure!, Ichiban Ushiro no Daimao, Shin Koihime Muso: Otome Tairan, Shukufuku no Campanella, Ookamisan to Shichinin no Nakamatachi, and other video products.  The Precure Series in particular enjoyed strong sales of television series and new movies DVD products as well and the series’ first Blue-ray product and box-set products, and royalty income from films in which the Company has invested were up sharply.

The Company sold all of its shares in Delfisound Inc., a consolidated subsidiary, in January 2010, spun off the animation planning and production business of Artland Inc., also a consolidated subsidiary, and established a new company on December 1, 2010, and sold all of its shares of the new company on the same day.  As a result, sales in this segment were down from the previous year.  However, income was up from the previous year thanks to strong sales of music and video content and efforts to reduce fixed costs throughout the music and video business through organizational restructuring.

As a result, sales were 3,444 million yen (down 4.2% from the previous year), and segment income was 624 million yen (up 38.4%).

Digital Content Business

In the digital content segment, the Company planned, developed, and sold digital entertainment content with a focus on software for home game consoles and online games.

In the field of software for home game consoles, the home game market as a whole declined year on year in 2010 (January to December 2010) for the third consecutive year.  The software market was down only slightly to 318.0 billion yen (down 2.5%), but the hardware market fell by 18.9% to 175.5 billion yen as the penetration of various game consoles ran its course.

Under these conditions, the Company in Japan released the following new titles in its main series: Harvest Moon (Bokujo Monogatari): Futago no Mura (DS), No More Heroes: Eiyutachi no Rakuen (PS3 and Xbox 360), No More Heroes 2: Desperate Struggle (Wii), and Rune Factory Oceans (PS3 and Wii).  The Company also released the following licensed titles: Ikki Tosen Xross Impact (PSP), and Fate Extra (PSP); and Ikenie no Yoru (Wii), a new original title, for a total of nine titles (20 titles were released in the previous year).  For overseas markets, the Company licensed a number of products including Arcrise Fanatasia (Wii, North America), Harvest Moon; Grand Bazaar (DS, North America), No More Heroes 2: Desperate Struggle (Wii, Europe), and No More Heroes: Heroes’ Paradise (PS3, Europe and North America).  Harvest Moon (Bokujo Monogatari): Futago no Mura (DS) in particular substantially surpassed performance in the previous installment and became a major hit with shipments of more than 200,000 units.  Fate Extra (PSP) was also a hit, with cumulative shipments of more than 100,000 units.  In light of the future market environment, projections of income and expenditures were rigorously reviewed, and decisions to discontinue the development of some titles were made and digital content asset write-downs were carried out.  As a result, expenses relating to the development discontinuation and 436 million yen in content asset valuation losses were posted.

In the online game field, against the backdrop of expanding use of smart phones and the expansion of and adoption of open systems for social networking services (SNS), the social game market including applications and online games that have functions that support communication between users regardless of the device including PCs, mobile phones, and smart phones expanded rapidly.

Under these circumstances, the Company is investing actively in these growth markets, and in the fiscal year under review the Company launched the open services Minna de Bokujo Monogatari (PC browser), a PC browser-based game based on the leading Bokujo Monogatari (Harvest Moon) series, and Browser Ikki Tosen,  based on Ikki Tosen XTREME XECUTOR, a popular television animation series.  Minna de Bokujo Monogatari has not resulted in significant income because priority was placed on improving the system environment and thus the introduction of a fee-based service was delayed, but the Company successfully sold operating rights in some overseas regions and some licensing income was obtained.  Also, Browser Ikki Tosen performed better than expected in terms of both the number of members and fees.

With regard to sales, in conjunction with a strategic review of the home game console software field, the Company reduced the number of titles released in Japan and in January 2010 sold its shares of Rising Star Games Limited, a British subsidiary, resulting in a decrease in net sales from the previous year.  With regard to income, although the Company reported expenses relating to the discontinuation of development and valuation losses relating to content assets, losses from the overseas subsidiary that was sold decreased, the profitability of new titles launched in Japan improved, and fixed costs were reduced through organizational restructuring,  resulting in a decrease in losses from the previous year.

As a result, net sales were 2,757 million yen (down 20.4% from the previous year) and segment losses were 77 million yen (compared to losses of 1,781 million yen in the previous year).

Stage Performance Business

In the stage performance business, the Company engages in the amusement business with productions based on manga, anime, and popular game products.

During the fiscal year under review, 22 performances were held between December 2009 and March 2010 of the second half of “Musical Tennis no Ojisama The Final Match Rikkai Second Feat. The Rivals,” 10 performances of “Musical Air Gear vs. Bacchus Top Gear Remix” in April 2010, 11 performances of “Musical Tennis no Ojisama Concert Dream Live 7th” in May 2010, 20 performances of Maria Magdalena Rainichi Koen Magdarana Maria Maria-san no Yume wa Yoru tokani Hiraku! Magudaraya tsui ni Kaiten,” in August 2010, and 10 performances of new stage production “Memo Real the Party! ” in January 2011, for a total of 73 performances (there were a total of 181 performances in the previous year).  Because the number of performances declined significantly from the previous year, revenues and income were down, but the completion of the 1st season boosted the popularity of the performances, and thus the number of spectators and sales of goods were strong and profitability was up from the previous year.

As a result, net sales were 762 million yen (down 37.6% from the previous year) and segment income was 71 million yen (down 6.9%).

(2)       Sales by Segment

Segment	Sales (thousand yen)	Year-on-Year Change	Percentage of Total
Music and video business	3,444,572	(4.2)	49.4
Digital content business	2,757,977	(20.4)	39.6
Stage performance business	762,956	(37.6)	11.0
Total	6,965,506	(15.9)	100.0

(3)	Capital Investment

Total capital investment made during the consolidated fiscal year under review was 31.401 million yen.  The main investments were as follows.

(1) Expansion of internal information system facilities in the management division	¥8.414 million

(2) Game development hardware and software in the digital content business	¥7.177 million

(4)	Financing

The Group obtained 5.246 billion yen in short-term loans and 300 million yen in long-term loans for use as operating capital.  As a result of repayment of 5,781,336,000 yen, the balance of loans at the end of the term was 1.52 billion yen, long-term loans to be repaid within one year totaled 30.5 million yen and the balance of long-term loans was 269.5 million yen.

(5)	Business Transfers, Absorption-Type Splits, and Spin Offs

On December 1, 2010, the animation planning and production business of Artland, Inc., a consolidated subsidiary, was spun off to establish K.K. Animation Studio Artland as a new company, and all shares of the new company were sold to Representative Director Kuniharu Okano of the company on the same day.

(6)	Acquisition of Business

No applicable data.

(7)	Assumption of Business Liabilities of Another Corporation In Conjunction with Absorption-Type Mergers or Absorption-Type Splits

No applicable data.

(8)	Acquisition or Disposal of the Shares or Other Interests in or New Share Warrants of Another Corporation

As set forth in (5) Business Transfers, Absorption-Type Splits, and Spin Offs.

(9)	Assets and Income

(Thousand yen)
Term Item	11th Term (ended March 2008)	12th Term (ended March 2009)	13th Term (ended March 2010)	14th Term (fiscal year under review) (ended March 2011)
Sales	12,387,904	10,139,752	8,284,845	6,965,506
Ordinary income or ordinary loss	326,952	(1,308,003)	(1,725,830)	147,898
Income or net loss	791,462	(1,221,474)	(1,623,619)	131,249
Income or net loss per share	¥9,368.63	(¥14,567.14)	(¥13,617.65)	¥1,075.82
Total assets	7,813,353	6,731,813	4,713,468	4,092,464
Net assets	2,812,320	1,291,675	193,162	325,155

Notes
1.	Amounts are rounded down to the nearest thousand yen.
2.	A private placement of shares worth 499.865 million yen (12,850 yen per share issue value) was implemented on April 27, 2009.

(10)	Issues to Be Addressed

The entertainment content industry, the field in which the Company is active, environments that allow users to enjoy entertainment content regardless of the device are developing rapidly in conjunction with the increasing number of SNS users and growing smartphone sales.  As a result, varied approaches are necessary in response to the management issue of what types of entertainment content should be provided and how it should be provided.

Under these circumstances, the Company, AQ Interactive Inc., and Liveware Inc. agreed to a merger with the Company as the surviving company effective October 1, 2011 condition on the approval of the ordinary shareholders meetings of each company.

The parties to the merger have heretofore each carried out their own business strategies. However, as the SNS wave sweeps across the globe, and smartphones, tablet PCs and other new devices are rapidly appearing one after another, the very mechanism of communication is changing tremendously. The three companies believe that the present time, at the start of this new era of communication, represents an unprecedented opportunity for growth, and in order to increase enterprise value, and under the common goal of “becoming a content provider that amazes the world”, they came to the conclusion that a managerial consolidation through merger represented the best option

By virtue of the Merger, a robust value chain in the “multi-content, multi-business domain” will be created, covering both the upstream and downstream of entertainment content. The result of this will be greater content right acquisition capability, greater content diversification (including games, music, video and live entertainment), more in-house production of content, effective utilization of a large customer base, and the ability to create games for a diverse range of devices and platforms. Furthermore, by consolidating duplicative business areas—such as browser games and consumer games—managerial resources can be better concentrated, and enterprise value will increase immediately.

(11)	Status of Parent Company and Principal Subsidiaries

1.	Relationship with parent company
No applicable data.

2.	Principal subsidiaries

Name	Capital	The Company’s Stake	Main Business Activities
Artland, Inc.	¥50 million	100.00%	Animation copyright management
Marvelous Entertainment USA, Inc.	$1.7 million	100.00%	Game software release and sales

(12)	Principal Places of Business

Name	Address
Head office	5th floor, Shinagawa Seaside East Tower 4-12-8 Higashi-shinagawa, Shinagawa-ku, Tokyo

(13)	Employees

1.	Group

Number of employees	Change from end of previous fiscal year	Average age	Average length of employment
49	Decrease of 64	33	5 years

Note: The above table does not include contract employees, part-time employees (an average of 11 persons during the consolidated fiscal year under review), and other temporary personnel.

2.	The Company

Number of employees	Change from end of previous fiscal year	Average age	Average years of service
49	Decrease of 19	33	5 years

Note: The above table does not include contract employees, part-time employees (an average of nine persons during the fiscal year under review), and other temporary personnel.

(14)	Principal Lenders

Lender	Loan balance
Mizuho Corporate Bank, Ltd.	¥652 million
The Bank Of Tokyo-Mitsubishi UFJ Ltd.	¥474 million
Sumitomo Mitsui Banking Corporation	¥394 million
Shoko Chukin Bank	¥300 million

2.           Matters concerning the Company’s Shares

(1) Total number of authorized shares:	300,000

(2) Total number of outstanding shares :	123,380	(including 1,380 treasury shares)

(3) Number of shareholders:	6,044	(a decrease of 42 from the end of the previous fiscal year)

(4)           Principal shareholders (top 10)

Shareholder	Number of shares held	Stake (%)
Haruki Nakayama	54,778	44.90
K.K. Amuse Capital Investment	18,400	15.08
Pony Canyon Enterprise Inc.	1,600	1.31
Yoshiaki Matsumoto	922	0.76
K.K. Movic	800	0.66
Tohokushinsha Film Corporation	800	0.66
Tatsuo Sugai	763	0.62
Toshinori Aoki	756	0.62
Tomohiro Ishibashi	606	0.50
Noboru Takezawa	550	0.45

Note: The Company owns 1,380 treasury shares but is excluded from the above list of shareholders.
Ownership stakes are calculated excluding treasury shares.

(5)           Other material matters concerning the company’s shares

No applicable data.

3.           Matters concerning Share Warrants for the Company

(1)               Status of share warrants at the end of the fiscal year under review
•	Number of share warrants: 968
•	Type and number of shares subject to the warrants: 4,136 shares of common stock
•	Total share warrants held by directors and other officers by category

	Issuance (exercise price)	Exercise period	Number of share warrants	Type and number of shares subject to the warrants	Number of holders
Directors	Second (¥38,027)	July 1, 2004 - May 31, 2012	10	160 shares of common stock	1
	Third (¥76,560)	June 24, 2006 -June 23, 2014	834	3,336 shares of common stock	3
Corporate auditors	Third (¥76,560)	June 24, 2006 -June 23, 2014	6	24 shares of common stock	2

Notes

1.
The number of shares subject to the new share warrants is the number of new shares to be issued by resolution of the ordinary shareholders meeting less the number of new share warrants of persons who lost their rights because of resignation or otherwise.

2.	The number of new share warrants of the second issuance and the number of shares subject to the new share warrants are the numbers following the share splits set forth below.
(1)	A two-to-one split was implemented on August 1, 2002 pursuant to a resolution of the Board of Directors on July 8, 2002.
(2)	A two-to-one split was implemented on May 20, 2004 pursuant to a resolution of the Board of Directors on March 1, 2004.
(3)	A two-to-one split was implemented on July 20, 2005 pursuant to a resolution of the Board of Directors on May 9, 2005.
(4)	A two-to-one split was implemented on April 1, 2006 pursuant to a resolution of the Board of Directors on February 10, 2006.

3.	The number of new share warrants of the third issuance and the number of shares subject to the new share warrants are the numbers following the share splits set forth below.
(1)	A two-to-one split was implemented on July 20, 2005 pursuant to a resolution of the Board of Directors on May 9, 2005.
(2)	A two-to-one split was implemented on April 1, 2006 pursuant to a resolution of the Board of Directors on February 10, 2006.

4.
The exercise price of the second issuance of new share warrants was adjusted in conjunction with a third-party allocation of shares with the payment date of April 27, 2009 implemented pursuant to a Board of Directors resolution on April 9, 2009.

(2)	Status of new share warrants granted during the fiscal year under review
                No applicable data.

(3)	Other material matters concerning new share warrants

No applicable data.

4.           Matters concerning Officers

(1)           Names of Directors and Corporate Auditors (as of March 31, 2011)

Title	Name	Area of responsibility and main concurrent positions
Representative director	Haruki Nakayama
Managing director	Yoshiaki Matsumoto	President, Audio and visual company
Managing director	Toshinori Aoki	President, Digital content company
Director	Nobuyuki Yamakado	Manager, Corporate Planning Office
Full-time corporate auditor	Hajime Funakoshi	Internal
Corporate auditor	Katsuhiko Nishimura	Outside; full-time corporate auditor for Monteroza Co., Ltd.
Corporate auditor	Michio Nakajin	Outside; attorney for Field-R Law Office
Notes
1.	Changes in directors during the fiscal year under review are as follows.
Nobuyuki Yamakado was elected director at the 13th ordinary shareholders meeting held on June 23, 2010.
2.
Corporate auditors Katsuhiko Nishimura and Michio Nakajin are outside corporate auditors and Katsuhiko Nishimura is an independent officer specified in Article 436-2 of the Listed Security Rules of the Tokyo Stock Exchange.

3.	Corporate auditors Katsuhiko Nishimura has many years of experience in accounting operations and extensive knowledge concerning finance and accounting.

(2)           Director and Corporate Auditor Compensation

Position	Number of persons	Amount of compensation
Director	4	¥36 million
Corporate auditor	3	¥13.699 million
Total	7	¥49.699 million

Note: The above compensation amounts include 5.7 million paid to the two outside corporate auditors.

(3)           Matters concerning Outside Officers

1.           Status of principal concurrent service and relationships with the Company

Position	Name	Place of concurrent service and position	Relationship with the Company
Corporate auditor	Katsuhiko Nishimura	Monteroza Co., Ltd. Full-time corporate auditor	There is no special relationship between the Company and K.K. Monteroza.
Corporate auditor	Michio Nakajin	Field-R Law Office Attorney	There are transactions such as the provision of services between the Company and Field-R Law Office.

2.           Principal activities

Position	Name	Principal activities
Corporate auditor	Katsuhiko Nishimura
Attended all regular Board of Directors meetings and Board of Corporate Auditors meetings held in the fiscal year under review and expressed his opinions concerning management matters and particularly finance and accounting matters.

Corporate auditor	Michio Nakajin
Attended all regular Board of Directors meetings and Board of Corporate Auditors meetings held in the fiscal year under review and expressed his opinions as a legal expert concerning management matters and particularly concerning legal matters.

5.           Matters concerning the Financial Auditor

(1)           Name of Financial Auditor
Ernst & Young Shin Nihon LLC

(2)           Amount of Compensation Paid to Financial Auditor during the Fiscal Year Under Review

Compensation relating to services as specified in Article 2, Paragraph 1 of the Certified Public Accountants Act	¥34 million

Total cash and other financial benefits to be paid by the Company and its subsidiaries

¥34 million

Note: Under the audit agreement between the Company and the financial auditor, there is no distinction between the compensation for audits under the Companies Act and the Financial Instruments and Exchange Act, and the two amounts cannot be practically distinguished from each other, and consequently, the above amount of compensation is the total amount for these services.

(3)           Details of Non-Auditing Services

No applicable data.

(4)           Policies Concerning Decisions Regarding Dismissal or Non-Reelection of Financial Auditor

If the Board of Directors determines that it is necessary because of an impediment to the performance of services by the financial auditor or other reason, the Board, with the consent of or upon request from the Board of Corporate Auditors, shall convene a general shareholders meeting to dismiss or not to reelect the financial auditor.

If the Board of Corporate Auditors determined that the circumstances set forth in any item of Article 340, Paragraph 1 of the Companies Act applies, the financial auditor may be dismissed with the agreement of all Corporate Auditors.  In this case, a corporate auditor selected by the Board of Corporate Auditors shall report the dismissal and of the reason therefor at the first general shareholders meeting convened after the dismissal.

6.           Corporate Structures and Policies

(1)           Resolutions have been adopted and the following measures have been implemented in accordance with basic policies concerning structures for ensuring compliance with laws and regulations and the Articles of Incorporation in the execution of duties by directors and concerning structures for ensuring the appropriateness of other operations.

1.         To ensure compliance with laws and regulations and the Articles of Incorporation in the execution of duties by directors and employees, management principles and conduct guidelines are carefully followed in accordance with the MMV Bible and the Compliance Committee, attended by the president and other executive personnel, meets monthly to verify its effectiveness.

2.         With respect to the preservation and management of information relating to the execution of duties by officers, minutes of meetings of the shareholders and the Board of Directors, and other important meetings as well as decision-making memos and other documents are retained for specified periods and managed in accordance with the Document Management Rules.

3.         With respect to management of the risk of loss, the Risk Management Committee, attended by the president and other executive personnel, meets monthly to conduct comprehensive investigations of systems for managing the various risks facing the Company and Group companies and risk management methods.

4.         To ensure the efficient execution of duties by directors, adequate and appropriate information is provided to each director to ensure that decisions concerning material matters relating to company management are made without error, and ordinary and extraordinary meetings of the Board of Directors, Group Management Conference, and other conferences are held to support the dynamic and efficient execution of duties.

5.         To ensure appropriate operations within the corporate group, meetings of the Group Management Conference are held periodically to ensure rigorous implementation of group management policies and strong communications and coordination among businesses.  In addition, a conference with all group officers and employees is held at the beginning of each fiscal year to ensure thorough understanding of practical operational policies.

6.         Directors and employees provide necessary reports and information to the corporate auditors upon request.

7.         To ensure the effective performance of audits by the corporate auditors, regular meetings are held with the representative directors to exchange opinions concerning issues that the Company must address, risks that the Company is facing, and other important audit matters.

The Company is committed to the ongoing development of these systems including reinforcement of fundamental policies.

(2)           Fundamental policy concerning control of stock corporations

Representative Director and President Haruki Nakayama is the Company’s leading shareholder, and when combined with the voting rights of K.K. Amuse Capital Investment, of which Haruki Nakayama owns a majority of the voting rights, Haruki Nakayama controls a majority of the Company voting rights and is a controlling shareholder.  The Company’s fundamental policy for conducting transactions with its controlling shareholder is to set appropriate conditions the same as the conditions for general transactions, and the details and conditions of transactions are set appropriately regardless of the transaction amount to prevent any harm to the interests of minority shareholders.

Consolidated Balance Sheet
(As of March 31, 2011)

(Thousand Yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current Assets	3,617,845	Current Liabilities	3,496,213
Cash and deposits	1,749,836	Accounts payable	306,208
Accounts receivable	495,171	Short-term loans	1,520,000
Merchandise	3,926	Long-term loans due within one year	30,500
Video content	23,452	Lease obligations	1,034
Digital content	1,034,192	Other accounts payable	314,061
Raw materials and supplies	23,493	Accrued revenue stamp taxes	745,751
Work in progress	165,593	Accrued income taxes	7,908
Advances receives	73,938	Accrued consumption taxes	65,795
Other accounts receivable	18,270	Accrued expenses	4,022
Other	43,823	Advances received	434,313
Allowance for doubtful accounts	(13,853)	Reserves for bonuses	60,897
Fixed Assets	474,619	Deposits received	4,256
Tangible fixed assets	109,218	Other	1,464
Buildings	54,389	Fixed liabilities	271,096
Vehicles and carriers	14,177	Long-term loans	269,500
Tools, furniture and fixtures	38,217	Lease obligations	1,596
Lease assets	2,435	Total liabilities	3,767,309
Intangible fixed assets	22,883	Net Assets
Trademarks	55	Shareholders’ equity	328,661
Software	22,001	Stated capital	1,128,472
Telephone subscriber rights	827	Capital surplus	1,129,991
Investments and other assets	342,516	Retained earnings	(1,902,075)
Investment securities	254,515	Treasury shares	(27,726)
Security deposits	83,300	Accumulated other comprehensive income	(3,506)
Membership rights	4,700	Foreign currency translation adjustment	(3,506)
		Total Net Assets	325,155
Total Assets	4,092,464	Total liabilities and net assets	4,092,464

Note: Amounts are rounded down to the nearest thousand yen.

Consolidated Statement of Income
(April 1, 2010 to March 31, 2011)

(Thousand Yen)
	Item	Amount
Sales		6,965,506
Cost of sales		5,224,550
Gross profit on sales		1,740,955
Selling, general and administrative expenses		1,538,656
Operating income		202,299
Non-operating income
Interest income	64
Dividend income	112
Other	5,154	5,331
Non-operating expenses
Interest paid	49,718
Currency exchange losses	10,001
Other	11	59,732
Ordinary income		147,898
Extraordinary income
Gain on sale of fixed assets	121
Reversal of allowance for doubtful accounts	380	501
Extraordinary losses
Loss on sale of fixed assets	1,776
Loss on disposal of fixed assets	1,984
Casualty losses	4,000
Loss on adjustment for changes of accounting standard for asset retirement obligations	3,474	11,234
Income before income taxes		137,165
Income taxes, resident taxes, and enterprise taxes		5,915
Income before minority interests		131,249
Net Income		131,249

Note: Amounts are rounded down to the nearest thousand yen.

Consolidated Statement of Changes in Net Assets
(April 1, 2010 to March 31, 2011)

(Thousand Yen)
	Shareholders’ Equity
	Stated Capital	Capital Surplus	Retained Earnings	Treasury Shares	Total Shareholders ’ Equity
Balance as of March 31, 2010	1,128,472	1,129,991	(2,033,325)	(27,726)	197,412
Change during the consolidated fiscal year under review
Net income			131,249		131,249
Changes during the consolidated fiscal year under review in items other than shareholders’ equity (net)
Total changes during the consolidated fiscal year under review	―	―	131,249	―	131,249
Balance as of March 31, 2011	1,128,472	1,129,991	(1,902,075)	(27,726)	328,661

(Thousand Yen)
	Accumulated other comprehensive income		Total net assets
	Foreign currency translation adjustments	Total accumulated other comprehensive income
Balance as of March 31, 2010	(4,250)	(4,250)	193,162
Change during the consolidated fiscal year under review
Net income			131,249
Changes during the consolidated fiscal year under review in items other than shareholders’ equity (net)	743	743	743
Total changes during the consolidated fiscal year under review	743	743	131,992
Balance as of March 31, 2011	(3,506)	(3,506)	325,155

Note: Amounts are rounded down to the nearest thousand yen.

Notes to Consolidated Financial Statements

1.	Amounts are rounded down to the nearest thousand yen.

2.	Notes to Important matters that Served as the Basis for Preparation of Consolidated Financial Statements

(1)         Matters concerning scope of consolidation
All subsidiaries are consolidated.
Number of consolidated subsidiaries: 2
Names of consolidated subsidiaries:                                                                Marvelous Entertainment USA, Inc.
Artland Co., Ltd.

(2)         Matters concerning application of the equity method
The Company has no unconsolidated subsidiaries or affiliates, and consequently, the equity method does not apply.

(3)         Matters concerning the fiscal years of consolidated subsidiaries
The settlement dates of consolidated subsidiaries are the same as that of the Company.

(4)         Matters concerning significant accounting standards

1.              Standards and methods for evaluation of significant assets
Marketable securities
Other marketable securities
Securities without market values	Cost method using the moving-average method
Inventories
Merchandise and raw materials	Cost method using the moving-average method
Video content
Monthly straight-line depreciation based on the estimated recovery period. Films are evaluated proportionately according to projected income based as of the time of screening and the time of visual merchandise launches and they are depreciated over their income-producing periods.

Digital content	Cost method using the specific identification method
Supplies	Cost method using the specific identification method
Work in progress	Cost method using the specific identification method
(Amounts on the balance sheet are calculated with book value reduced as profitability decreases.)

2.              Depreciation and amortization of significant depreciable assets
Tangible fixed assets	Declining balance method. The main useful lives are as follows. Tools, furniture & fixtures: 4 years - 5 years However, the straight-line method is used for buildings (excluding building fixtures).

Intangible fixed assets
Straight-line method.
With respect to software used internally, the straight-line method is used based on the useful life (5 years). However, with respect to software intended to be sold on the market, a depreciation method based on the projected sale income is used.

Lease assets
Lease transactions other than those involving the transfer of ownership:
The straight-line method is used with the lease term as the useful life and the residual value as zero.
Finance lease transactions other than those involving the transfer of ownership that started prior to the initial year of application of the lease transaction accounting standards are handled in accordance with the method for ordinary lease transactions.

3.              Accounting for important reserves
Allowances for doubtful accounts
To provide for losses from uncollectible receivables, the Company records amounts likely to be unrecoverable based on the loss ratio for general claims taking into consideration the collectability of receivables identified as doubtful.

Reserves for bonuses	To provide for payment of bonuses to employees, the Company records the amount of expected bonus payments for the current term.

4.              Other significant matters for preparation of the consolidated financial statements
Accounting for consumption taxes
Consumption taxes are subject to the net of tax method.

3.           Changes to Significant Matters that Served as the Basis for Preparation of Consolidated Financial Statements

(1)         Changes to accounting policies

Starting in the fiscal year under review, the Company applied the Accounting Standard for Asset Retirement Obligations (ASBJ Statement No. 18, March 31, 2008) and the Guidance on Accounting Standard for Asset Retirement Obligations (ASBJ Guidance No. 21, March 31, 2008).

As a result of this change, operating income and ordinary income were each ¥3.474 million lower and income before taxes and adjustments was ¥6.948 million lower.

(2)         Changes in presentment

Starting in the fiscal year under review, the Company presented the item “income before minority interests” in accordance with the Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22, December 26, 2008).

(3)         Additional information

Starting in the fiscal year under review, the Company applied the Accounting Standard for Presentation of Comprehensive Income (ASBJ Statement No. 25, June 30, 2010). Amounts for “accumulated other comprehensive income” and “total accumulated other comprehensive income” in the prior fiscal year are the same as the amounts for “valuation and translation differences” and “total valuation and translation differences,” respectively.

4.	Notes to Consolidated Balance Sheet

(1)         Accumulated depreciation of tangible fixed assets: ¥197.416 million

(2)         Contingent liabilities
The Company makes a concomitant assumption of liabilities with respect to the loans of a company other than a consolidated subsidiary from financial institutions.

Animation Studio Artland, Inc.: ¥77.886 million

5.	Notes to Consolidated Statement of Changes in Net Assets

(1)         Number of outstanding shares at the end of the consolidated fiscal year under review: 123,380 shares of common stock

(2)         Distribution of surplus during the consolidated fiscal year under review
No applicable data.

(3)         Dividends for which the record date falls in the consolidated fiscal year under review and the effective date of distribution falls in the following consolidated fiscal year

No applicable data.

(4)         New share warrants issued during the consolidated fiscal year under review

(1) Type of shares that are the target of the share warrants	Common stock
(2) Number of new shares that are the target of the share warrants	4,136

6.	Notes Concerning Financial Instruments

(1)         Matters concerning status of financial instruments

1.              Policies concerning financial instruments

The Group limits investment of funds to short-term loans and uses bank loans for raising capital

2.              Types and risks of financial instruments and risk management systems

Those sales receivables that are operating receivables are subject to customer credit risks. These risks are managed in accordance with the Group’s Credit Limits and Handling Rules by managing due dates and balances for each client and monitoring the status of credit for main trading partners on a monthly basis.

Short-term loans are used mainly for financing operating translations, and long-term loans (in principle, due within five years) are used mainly to procure operating capital.

Also, operating liabilities and loans are subject to liquidity risks, but the Group manages these risks through methods such as the preparation of monthly cash flow plans for each company.

(2)         Market values of financial instruments

Amounts on the Consolidated Balance Sheet, market values, and the differences as of March 31, 2011 are as follows. Items for which the market value is extremely difficult to determine are not included (see Note 2).

(Thousand Yen)
	Amount on Consolidated Balance Sheet*	Market Value*	Difference
(1) Cash and deposits	1,749,836	1,749,836	―
(2) Accounts receivable	495,171	495,171	―
(3) Accounts payable	(306,208)	(306,208)	―
(4) Short-term loans	(1,520,000)	(1,520,000)	―
(5) Long-term loans scheduled to be repaid within one year	(30,500)	(30,500)	―
(6) Amounts owed	(314,061)	(314,061)	―
(7) Accrued taxes	(745,751)	(745,751)	―
(8) Long-term loans	(269,500)	(258,281)	(11,219)

* Liabilities are indicated in parentheses.

Notes
1          Matters concerning method of calculating market values of financial instruments
(1) Cash and deposits and (2) accounts receivable
These items will be settled in the short term, and therefore, the market values are nearly equal to the book values and they are valued at book value.
(3) Accounts payable, (4) Short-term loans, (5) Long-term loans scheduled to be repaid within one year, (6) Amounts owed, and (7) Accrued taxes
These items will be settled in the short term, and therefore, the market values are nearly equal to the book values and they are valued at book value.
(8) Long-term loans
Long-term loans are discounted at the interest rate assumed in the case where a new loan is obtained for the amount of the principal.

2.         Financial instruments for which it is extremely difficult to determine a market value

(Thousand Yen)
Category	Amount Indicated on Consolidated Balance Sheet
Investment securities	2,000
Production committee contributions	252,515

The above have no market values and it is extremely difficult to determine the current value, and therefore, they are not listed as investment securities.

3.           Short-term loans, long-term loans scheduled for repayment within one year, and planned long-term loan repayment amounts

(Thousand Yen)
	Within one year	More than one year and less than two years	More than two years and less than three years	More than three years and less than four years	More than four years and less than five years	More than five years
Short-term loans	1,520,000	―	―	―	―	―
Long-term loans scheduled for repayment within one year	30,500	―	―	―	―	―
Long-term loans	―	73,200	73,200	73,200	49,900	―

7.           Notes to per Share Information

(1) Net assets per share	2,665.21 yen
(2) Net income per share	1,075.82 yen

8.	Notes Concerning Significant Subsequent Events

Conclusion of merger agreement by the Company, AQ Interactive Inc. and Liveware Inc.
The Company, AQ Interactive Inc. and Liveware Inc. reached agreement on a merger to take effect on October 1, 2011, and on May 10, 2011, their respective boards of directors approved the execution of a merger agreement concerning the Merger conditioned on approval at the ordinary shareholders meetings of all companies.

(1)          Names of the other parties to the merger and their main business activities
(1) Name	AQ Interactive Inc.	Liveware Inc.
(2) Main business activities	Planning, development and the sale of entertainment content	Planning, production and operation of content for mobile phones

(2)         Purpose of the merger

The management merger between the Company, AQ Interactive Inc. and Liveware Inc. will make possible the creation of a powerful value chain covering the entire range of entertainment content from upstream to downstream in the multi-content and multi-device business domain, an increase in the diversity of content including games, music, video, and live entertainment, internal production of content, effective use of an extensive customer base and support for multiple devices and diverse platforms.  In addition, consolidation and redundant areas and concentration of management resources are expected to raise corporate value.

(3)         Method of the merger
The merger will be an absorption merger with the Company as the surviving company, and AQ Interactive Inc. and Liveware Inc. will be dissolved as the extinguishing companies.

(4)         Post-merger company name
K.K. Marvelous AQL

(5)         Merger ratio, method of calculating the merger ratio and number of shares to be issued pursuant to the merger

1.              Merger ratio

Seven shares of the Company’s common stock will be granted for each one share of AQ Interactive Inc. and 6.2 shares of the company process common stock will be granted for each one share of Liveware Inc.; provided, however, that if any material change occurs to the assumptions and conditions constituting the basis for the calculation, the merger ratio may be revised upon consultations between the three companies.

2.              Method of calculating the merger ratio

The Company appointed Nomura Securities Co., Ltd. and AQ Interactive appointed Daiwa Securities Capital Markets Co., Ltd. to serve as third-party calculation organizations and requested that they calculate the merger ratio. The merger ratio of the three companies was determined through consultations, taking into account the results of the third-party calculations, the status of each company’s finances, assets, future projections and other factors. Liveware did not appoint a third-party organization to calculate the merger ratio.

3.              Number of new shares to be issued pursuant to the merger: 412,411 (planned)
The number of new shares to be issued was calculated on the number of shares of AQ Interactive Inc. issued (54,505) and the number of Liveware Inc. shares issued (5,000) as of March 31, 2011.  No shares will be allocated with respect to 20 shares of treasury shares held by Liveware. The total numbers of shares issued are estimates based on the numbers of shares as of March 31, 2011 and are subject to change.

(6)         Summary of accounting procedures

The Company expects to apply the purchase method to the acquired companies pursuant to Accounting Standard for Business Combinations (ASBJ Statement No. 21, December 26, 2008) and Revised Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (ASBJ Guidance No. 10, December 26, 2008).  It is expected that goodwill will arise in conjunction with application of the purchase method but the amount will not be determined before the effective date of the merger, and consequently, the amount and useful life are undetermined at this time.

9.	Notes Concerning Other Matters

No applicable data.

Balance Sheet
(As of March 31, 2011)

(Thousand Yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current Assets	3,607,072	Current Liabilities	3,488,608
Cash and deposits	1,738,719	Accounts payable	305,937
Accounts receivable	522,645	Short-term loans	1,520,000
Merchandise	3,926	Long-term loans due within one year	30,500
Digital content	1,034,192	Lease obligations	1,034
Raw materials and supplies	23,493	Other accounts payable	313,572
Work in progress	165,593	Accrued expenses	4,022
Advances receives	73,938	Accrued revenue stamp taxes	745,751
Pre-paid expenses	26,173	Accrued income taxes	7,728
Short-term loans	25,085	Accrued consumption taxes	59,130
Other accounts receivable	18,268	Advances received	434,313
Advances	17,451	Deposits received	4,256
Other	335	Reserves for bonuses	60,897
Allowance for doubtful accounts	(42,750)	Other	1,464
Fixed assets	472,119	Fixed liabilities	271,096
Tangible fixed assets	109,218	Long-term loans	269,500
Buildings	54,389	Lease obligations	1,596
Vehicles and carriers	14,177	Total liabilities	3,759,704
Tools, furniture and fixtures	38,217	Net Assets
Lease assets	2,435	Shareholders’ equity	319,487
Intangible fixed assets	22,883	Stated capital	1,128,472
Trademarks	55	Net Assets	1,129,991
Software	22,001	Capital surplus	1,129,991
Telephone subscriber rights	827	Retained earnings	(1,911,250)
Investments and other assets	340,016	Other retained earnings	(1,911,250)
Investment securities	254,515	Retained earnings carried forward	(1,911,250)
Shares of affiliates	0	Treasury shares	(27,726)
Long-term loans	95,000
Security deposits	83,300
Membership rights	4,700
Allowance for doubtful accounts	(97,500)	Total Net Assets	319,487
Total Assets	4,079,192	Total liabilities and net assets	4,079,192

Note: Amounts are rounded down to the nearest thousand yen.

Statement of Income
(April 1, 2010 to March 31, 2011)

(Thousand Yen)
Item	Amount
Sales		6,438,925
Cost of sales		4,719,361
Gross profit on sales		1,719,563
Selling, general and administrative expenses		1,546,484
Operating income		173,078
Non-operating income
Interest income	2,839
Dividend income	110
Fees received	7,101
Other	1,663	11,714
Non-operating expenses
Interest paid	48,681
Other	15,382	64,064
Ordinary income		120,728
Extraordinary income
Gain on sale of fixed assets	7
Reversal of allowance for doubtful accounts	380	387
Extraordinary losses
Loss on sale of fixed assets	1,776
Loss on disposal of fixed assets	1,984
Valuation losses on shares of affiliates	115,760
Casualty losses	4,000
Loss on adjustment for changes of accounting standard for asset retirement obligations	3,474	126,995
Income before income taxes		5,879
Income taxes, residents taxes, and enterprise taxes		5,653
Net income		11,532

Note: Amounts are rounded down to the nearest thousand yen.

Statement of Changes in Net Assets
(April 1, 2010 to March 31, 2011)

(Thousand Yen)
	Shareholders’ Equity
		Capital Surplus	Retained Earnings
	Stated Capital	Capital Reserves	Other Retained Earnings	Treasury Shares	Total Shareholders’ Equity
			Retained Earnings Carried Forward
Balance as of March 31, 2010	1,128,472	1,129,991	(1,899,717)	(27,726)	331,020
Change during the consolidated fiscal year under review
Net loss			(11,532)		(11,532)
Total changes during the consolidated fiscal year under review	―	―	(11,532)	―	(11,532)
Balance as of March 31, 2011	1,128,472	1,129,991	(1,911,250)	(27,726)	319,487

(Thousand Yen)
Total Net Assets
Balance as of March 31, 2010	331,020
Change during the consolidated fiscal year under review
Net loss	(11,532)
Total changes during the consolidated fiscal year under review	(11,532)
Balance as of March 31, 2011	319,487

Note: Amounts are rounded down to the nearest thousand yen.

Notes to Financial Statements

1.	Amounts are rounded down to the nearest thousand yen.

2.           Notes to significant accounting policies

(1)         Standards and methods for valuation of marketable securities
Shares of subsidiaries	Cost method using the moving-average method
Other marketable securities	Cost method using the moving-average method for those items without market values

(2)         Standards and methods for valuation of inventories
Merchandise and raw materials	Cost method using the moving-average method
Video content
Monthly straight-line depreciation based on the estimated recovery period. Films are evaluated proportionately according to projected income based as of the time of screening and the time of visual merchandise launches and they are depreciated over their income-producing periods.

Digital content	Cost method using the specific identification method
Supplies	Cost method using the specific identification method
Work in progress	Cost method using the specific identification method
(Amounts on the balance sheet are calculated with book value reduced as profitability decreases.)

(3)         Depreciation and amortization of fixed assets
Tangible fixed assets	Declining balance method. The main useful lives are as follows. Tools, furniture and fixtures: 4 years - 5 years However, the straight-line method is used for buildings (excluding building fixtures).

Intangible fixed assets
Straight-line method.
With respect to software used internally, the straight-line method is used based on the useful life (five years).  However, with respect to software intended to be sold on the market, a depreciation method based on the projected sale income is used.

Lease assets
Lease transactions other than those involving the transfer of ownership:
The straight-line method is used with the lease term as the useful life and the residual value as zero.
Finance lease transactions other than those involving the transfer of ownership that started prior to the initial year of application of the lease transaction accounting standards are handled in accordance with the method for ordinary lease transactions.

(4)         Accounting for reserves
Allowances for doubtful receivables
To provide for losses from uncollectible receivables, the Company records amounts likely to be unrecoverable based on the loss ratio for general claims taking into consideration the collectability of receivables identified as doubtful.

Reserves for bonuses	To provide for payment of bonuses to employees, the Company records the amount of expected bonus payments for the current term.

(5)         Accounting for consumption taxes
Consumption taxes are subject to the net of tax method.

3.           Changes to Significant Accounting Policies
Starting in the fiscal year under review, the Company applied the Accounting Standard for Asset Retirement Obligations (ASBJ Statement No. 18, March 31, 2008) and the Guidance on Accounting Standard for Asset Retirement Obligations (ASBJ Guidance No. 21, March 31, 2008).
As a result of this change, operating income and ordinary income of the fiscal year under review were each ¥3,474 thousand lower and income before taxes and adjustments was ¥6,948 thousand lower.

4.	Notes to Balance Sheet

(1) Accumulated depreciation on tangible fixed assets:	¥197.416 million
(2) Financial obligations to affiliated companies
Short-term receivables:	¥54.550 million
Long-term receivables:	¥95.000 million
Short-term obligations:	¥0.704 million

5.           Notes to Statement of Income and Loss

Transactions with affiliated companies
Operating transactions	Sales	¥2.744 million
	Cost of goods sold	¥0.6 million
	Selling, general & administrative costs	¥0.87 million
Non-operating transactions	Interest received	¥2.786 million
	Fees received	¥3.800 million

6.           Notes to Statement of Changes in Net Assets
Number of and type of issued shares at the end of the fiscal year under review: 1,380 shares of common stock

7.           Notes to Deferred Tax Assets
Breakdown of deferred tax assets by main cause of occurrence

Deferred tax assets
Reserves for bonuses	¥24.724 million
Valuation losses of shares of affiliates	¥86.381 million
Valuation losses of inventories	¥103.064 million
Allowance for doubtful accounts	¥56.942 million
Losses carried forward	¥1,265.129 million
Other	¥7.122 million
Deferred tax asset subtotal	¥1,543.362 million
Allowance for valuation differences	(¥1,543.362 million)
Total deferred tax assets	― million

8.           Notes to the Use of Fixed Assets through Leases
Finance lease transactions other than those involving a transfer of ownership of the leased property to the lessee

(1)	Lease property acquisition amount equivalent, cumulative depreciation amount equivalent, and end-of-term balance equivalent

	Acquisition amount equivalent	Cumulative depreciation amount equivalent	End-of-term balance equivalent
Tools, fixtures and supplies	8.463 million	4.836 million	3.627 million
Total	8.463 million	4.836 million	3.627 million

Note: Since the equivalent balance of future lease fees is greater than the end-of-term balance for tangible fixed assets, the interest-included method is used to calculate the acquisition amount equivalent.

(2)	Equivalent balance of future lease fees

Within one year	1.209 million
More than one year	2.418 million
Total	3.627 million

Note: Since the equivalent balance of future lease fees accounts for a small percentage of the end-of-term balance of tangible fixed assets, the interest-included method is used to calculate the equivalent balance of future lease fees.

(3)	Lease fees paid and depreciation amount equivalent

Lease fees paid	2.126 million
Depreciation amount equivalent	2.126 million

(4)	Method of calculating depreciation amount equivalent

The straight-line method is used with the lease term as the useful life and the residual value as zero.

9.           Notes concerning Transactions with Related Parties

(1)	Subsidiaries

Type	Name	Address	Capital (thousand yen)	Business activities or title	Ownership of Voting Rights (%)	Relationship		Transactions	Amount of Transactions (thousand yen)	Item	End-of-term balance (thousand yen)
						Officers	Business
Subsidiary	Artland Co., Ltd.	Musashino City, Tokyo	50,000	Animation copyright management	(Direct ownership)100％	--	Grant of license for use of animation copy-rights	Loan of capital (see note 1)	―	Short-term loan	25,000
								Receipt of interest Receipt of fees (see note 2)	2,786 3,800	Long-term loan ―	95,000 ―

Notes
Transaction terms and policies for determining transaction terms:
1.	Repayment terms for loans to Artland Co., Ltd. are set taking into consideration market rates using an installment repayment method. No security has been received.
2.	Fees received from Artland Co., Ltd. are management service fees. The terms are the same as general transactions taking into consideration market prices.

(2)	Officers and Individual Shareholders

Type	Name	Address	Capital (thousand yen)	Business activities	Ownership of Voting Rights (%)	Relationship		Transactions	Amount of Transactions (thousand yen)	Item	End-of-term balance (thousand yen)
						Officers	Business
Companies that officers or their closely-related parties own a majority of	Liveware Inc.	Shinjuku-ku, Tokyo	250,000	Mobile phone content distribution	―	―	―	Royalty income (see note 1)	21,731	―	－
	Delfisound Inc.	Shibuya-ku, Tokyo	50,000	Recording studio operation	―	―	―	Production expenses (see note 2)	13,660	Accounts payable	5,649
	ONE-UP Inc..	Shinjuku-ku, Tokyo	200,000	Online game development	―	One officer	―	Royalty income (see note 1) Royalty costs (see note 3)	118,769 60,627	Accounts receivable Accounts payable	96,237 48,956

Notes
Transaction terms and policies for determining transaction terms:
1.	Terms for royalty income are the same as general transactions taking into account market prices.
2.	Terms for production expenses are the same as general transactions taking into account market prices.
3.	Terms for royalty costs are the same as general transactions taking into account market prices.
4.	Transaction amounts do not include consumption taxes.
5.
Close relations of the representative director and president directly own 53.7% of the voting rights of Liveware Inc. In addition, the representative director and president and close relations indirectly own 40.0% of the voting rights of Liveware Inc.

6.	The representative director and president and close relations indirectly own 100% of the voting rights of Delfisound Inc.
7.
Close relations of the representative director and president directly own 82.5% of the voting rights of ONE-UP Inc. In addition, the representative director and president and close relations indirectly own 6.0% of the voting rights of ONE-UP Inc.

10.           Notes to per Share Information

(1) Net assets per share	2,618.75 yen
(2) Net loss per share	94.53 yen

11.           Notes to Important Subsequent Events
Conclusion of merger agreement by the Company, AQ Interactive Inc. and Liveware Inc.

Refer to the notes to the Consolidated Financial Statements.

Financial Auditors’ Report concerning Consolidated Financial Statements

Certified Copy

Independent Auditors’ Report May 25, 2011 To: Board of Directors Marvelous Entertainment Inc.
Ernst & Young ShinNihon LLC

Designated Audit Partner	CPA	Kenji Yumoto	㊞

Designated Audit Partner	CPA	Harumi Katagiri	㊞

We have audited the consolidated financial statements comprising the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets, and related notes of Marvelous Entertainment Inc. (the “Company”) for the consolidated fiscal year from April 1, 2010 to March 31, 2011 in accordance with Article 444, Paragraph 4 of the Companies Act. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the consolidated financial statements and their detailed schedules are free of material misstatement. An audit is performed on a test basis and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the Company and its consolidated subsidiaries for the period for which the consolidated financial statements were prepared, in conformity with accounting principles generally accepted in Japan.

Supplemental Information

As described in the notes concerning significant subsequent events, on May 10, 2011, the Company’s Board of Directors adopted a resolution to merge with AQ Interactive Inc. and Liveware Inc.

Our firm and its executive officers have no interests in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Financial Auditors’ Report concerning Financial Statements

Certified Copy

Independent Auditors’ Report May 25, 2011 To: Board of Directors Marvelous Entertainment Inc.
Ernst & Young ShinNihon LLC

Designated Audit Partner	CPA	Kenji Yumoto	㊞

Designated Audit Partner	CPA	Harumi Katagiri	㊞

We have audited the financial statements comprising the balance sheet, statement of income, statement of changes in net assets, and related notes of Marvelous Entertainment Inc. (the “Company”) for the consolidated fiscal year from April 1, 2010 to March 31, 2011 in accordance with Article 436, Paragraph 2, Item 1 of the Companies Act. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and the supplementary schedules based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free of material misstatement. An audit is performed on a test basis and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of the Company for the period for which the financial statements were prepared, in conformity with accounting principles generally accepted in Japan.

Supplemental Information

As described in the notes concerning subsequent events, on May 10, 2011, the Company’s Board of Directors adopted a resolution to merge with AQ Interactive Inc. and Liveware Inc.

Our firm and its executive officers have no interests in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Audit Report of the Board of Corporate Auditors

Certified Copy

Audit Report
The Board of the Corporate Auditors prepared and reported the following audit report as the unanimous opinion of the Board of the Corporate Auditors with regard to the execution of the duties of Directors of the Company for the 14th fiscal year from April 1, 2010, to March 31, 2011, following deliberation at the Board of the Corporate Auditors on the basis of audit reports prepared by the Corporate Auditors.

1. Method and Substance of the Audits by the Corporate Auditors and Board of Corporate Auditors

The Board of Corporate Auditors stipulated audit policy and formulated an audit plan, received from reports from Corporate Auditors regarding the progress and results of the audits they were undertaking, and received reports from directors and employees and the financial auditor, and where necessary sought explanation.

In conformance with the audit standards of the Company, and in accordance with the audit policy and audit plan, the Corporate Auditors communicated with Directors, the internal audit department, other employees and any other relevant persons, making effort to optimize the environment for information collection and audit; the Corporate Auditors also attended Board of Director meetings and other important meetings, received reports from the Directors, employees and others concerning the execution of duties, and when necessary requested clarifications. The Corporate Auditors also reviewed important decision-making documents, and investigated the status of operations and assets at the head office.

In addition, the Board of Corporate Auditors monitored and verified the content of Board of Director resolutions regarding the structure for ensuring that the execution of the duties of the Directors conforms to the relevant laws and regulations and the Articles of Incorporation, and other structures stipulated in Article 100, Item 1 and Item 3 of the Enforcement Regulations of the Company Law as measures necessary for ensuring that a kabushiki kaisha’s operations are proper, as well as the structures (internal control system) organized pursuant to such resolutions.

For subsidiaries of the Company, the Board of Corporate Auditors endeavored to communicate and exchange information with, among others, the directors and corporate auditors of the subsidiaries and, where necessary, received business reports from the subsidiaries.

In accordance with these methods, Board of Corporate Auditors examined the business reports and supplementary schedules for the fiscal year under review.

In order to determine whether or not the financial auditors maintained independence and conducted a proper audit, the Board of Corporate Auditors received reports from the financial auditors on the status of the performance of duties and, where necessary, asked for clarifications.

In addition, the Board of Corporate Auditors received notice from the financial auditors that the system for ensuring that duties are executed properly (matters set forth in each item of Article 131 of the Company Accounting Regulations) are established in accordance with the Quality Control Standards Regarding Audits (Business Accounting Council, October 28, 2005), and sought clarifications as necessary.

In accordance with the above methods, the Corporate Auditors examined the financial statements (balance sheet, statement of income, statement of changes in net assets, and notes to the financial statements) and their supplementary schedules and the consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and notes to consolidated financial statements) for the fiscal year under review.

2. Results of audit

(1) Results of audit of business reports and other documents

1.  We confirm that the business report and supplementary schedules accurately represent the position of the Company in accordance with laws and regulations and the Articles of Incorporation.

2.   We have not found any improper conduct or any material evidence of violations of the law or the Articles of Incorporation in relation to the execution of duties by the directors.

3.  We confirm that the resolutions adopted by the Board of Directors with respect to internal control systems are reasonable. In addition, we have not found any matters that should be noted regarding the execution of duties by directors in relation to the internal control system.

(2) Results of audit of financial statements and supplementary schedules

We confirm that the methods used by Ernst & Young ShinNihon LLC, financial auditors of the Company, for this audit and the results thereof are reasonable.

(3) Results of audit of consolidated financial statements

We confirm that the methods used by Ernst & Young ShinNihon LLC, financial auditors of the Company, for this audit and the results thereof are reasonable.

May 27, 2011

Board of Corporate Auditors
Marvelous Entertainment Inc.

Fulltime Corporate Auditor	Hajime Funakoshi	㊞

Corporate Auditor	Katsuhiko Nishimura	㊞

Corporate Auditor	Michio Nakaze	㊞

Note: Corporate Auditors Katsuhiko Nishi and Michio Nakaze are outside corporate auditors specified in Article 2, Item (16) of the Companies Law and Article 335, Item (3) of that Law.